Exhibit 10.6

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exclusive License and Supply Agreement

by and between

Cardiome Pharma Corp. and Correvio International Sárl

and

SteadyMed Ltd.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exclusive License and Supply Agreement

This Exclusive License and Supply Agreement (this “Agreement”) is made as of 28th June 2015 (the “Effective Date”), by and between CARDIOME PHARMA CORP., a company duly incorporated under the laws of Canada, with its principal place of business at 1441 Creekside Drive, 6th Floor, Vancouver BC V6J 4S7 and Correvio International Sàrl, a company duly incorporated and existing under the laws of Switzerland, with its principal place of business at Rue des Alpes 21, 1201 Geneva, Switzerland (hereinafter collectively referred to as “Cardiome”), and STEADYMED LTD., a company organized and existing under the laws of Israel with its principal place of business at 5 Oppenheimer Street, Rehovot 7670105, Israel (“SteadyMed”).  Each of Cardiome and SteadyMed is referred to individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Cardiome manufactures and markets several pharmaceutical products worldwide;

WHEREAS, SteadyMed is engaged in the development of its Trevyent® (Patch Pump® enabled treprostinil) therapeutic candidate for the treatment of pulmonary arterial hypertension (the “Product”, as defined in more detail below) and is the owner of patent rights and other intellectual property related thereto; and

WHEREAS, Cardiome desires to obtain from SteadyMed an exclusive license to register and market the Product in certain regions outside the United States of America and to have SteadyMed supply Cardiome’s requirements of the Product for such purpose, and SteadyMed is willing to grant such license and supply such Product; in each case, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1                                                                                                                           DEFINITIONS

The following terms shall have their indicated meanings when used in this Agreement:

1.1                               “Accounting Period” means a Quarter or Year, as applicable.

1.2                               “Accounting Standards” means  U.S. generally accepted accounting standards consistently applied throughout the organization of a Party.

1.3                               “Affiliate” means, with respect to a Party, any company or other business entity controlled by, controlling, or under common control with a Party hereto, for as long as such control exists.  As used in this Section, “control” shall mean:  (a) possession, directly or indirectly, of the power to direct the management and policies of such company or entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than 50% (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital in such company or entity.

1.4                               “After-Acquired Third-Party IP” means (a) any Patent of a Third Party with respect to which SteadyMed first acquires Control after the Effective Date and which would fall within the definition of Platform Patents or Product-Specific Patents, or (b) any Information of a Third Party with respect to which SteadyMed first acquires Control after the Effective Date and which would fall within

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

the definition of SteadyMed Know-How; in each case, under an agreement that would obligate SteadyMed to pay royalties and/or milestone payments to such Third Party were Cardiome, its Affiliates, Sublicensees or Subdistributors to use or practice such After-Acquired Third Party IP in the use, sale, offer for sale, import or Commercialization of Product or Infusion set.

1.5                               “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, the Organization for Economic Co-operation and Development (OECD) Convention on combating bribery of foreign public officials in international business transactions, and any other applicable anti-corruption laws.

1.6                               “Anti-Corruption Policy” means (a) with respect to Cardiome, the Cardiome Pharma Corp. Code of Conduct, a copy of which, in its existing form as of the Effective Date, is attached hereto as Schedule 1.6(a); and (b) with respect to SteadyMed, the SteadyMed Code of Conduct, a copy of which, in its existing form as of the Effective Date, is attached hereto as Schedule 1.6(b).  Upon either Party’s written request at any time and from time to time during the Term, the other Party shall promptly provide the requesting Party with a copy of its then-current Anti-Corruption Policy (if it differs in any material respect from Schedule 1.6(a) or Schedule 1.6(b), as applicable).

1.7                               “API” means the active pharmaceutical ingredient known as treprostinil sodium [*].

1.8                               “Applicable Law” means the applicable provisions of any and all laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Regulatory Approvals and Pricing Approvals) of or from any Governmental Agency having jurisdiction over or related to the subject item or subject person as they may be in effect from time to time.

1.9                               “Approved Labeling” means the approved labeling for Product or Infusion set as set forth in the applicable Regulatory Approval in a particular jurisdiction.

1.10                        “Average Net Selling Price” means, for a particular Supplied Item sold in a country of the Territory during a Quarter, the weighted (by unit sales volume) average net selling price per unit of such Supplied Item in cash-only, arm’s-length sales of such Supplied Item to Third Parties, when such Supplied Item is sold alone or only with other Supplied Item(s) (and, in each case, not with any product that is not a Supplied Item), in such country during such Quarter.

1.11                        “Average Transfer Price” means, for a particular Supplied Item sold by Cardiome, its Affiliates and Sublicensees in a country of the Territory during a Quarter, the weighted average Transfer Price (by SKU or concentration), determined in accordance with the first paragraph of Section 4.6(a) and without regard to Section 4.6(a)(ii), of such Supplied Item for the total unit volume of such Supplied Item sold by Cardiome, its Affiliates and Sublicensees in the entire Territory during such Quarter, with such total unit volume determined in accordance with applicable Accounting Standards.

1.12                        “Bankruptcy Laws” has the meaning provided in Section 15.10.

1.13                        “Bright Stock” has the meaning provided in Section 4.2.

1.14                        “Cardiome House Marks” means (i) the Cardiome trade name and logo, and (ii) any pending or future Trademark registrations, applications and unregistered Trademark rights, in each case, relating to the Cardiome trade name and/or logo.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.15                        “Cardiome Margin” means, for a particular Supplied Item sold by Cardiome or its Affiliates in a country of the Territory in a given Quarter, the quotient of the amount determined using the fraction A/B, where:

A               =                 [*]; and

B               =                 [*].

1.16                        “CFR” means the United States Code of Federal Regulations.

1.17                        “COGS” means SteadyMed’s fully-burdened aggregate cost of Manufacturing, or having Manufactured, a particular Supplied Item, determined and recorded in accordance with Accounting Standards, consistently applied throughout the SteadyMed organization for financial reporting purposes, calculated on a per-unit (by SKU) basis.  Such costs include, without limitation: (a) in the case of a Supplied Item, raw materials, API, Drug Product, Devices, Device components or other materials supplied by a Third Party, the amounts paid by SteadyMed or its Affiliate to such Third Party for the applicable items (without mark-up of the Third Party’s invoice); (b) in the case of other Manufacturing activities performed by a Third Party, the amounts actually paid by SteadyMed or its Affiliate to such Third Party for performance of such activities (without mark-up of the Third Party’s invoice); (c) in the case of Manufacturing activities performed by SteadyMed or its Affiliate, SteadyMed’s or its Affiliate’s costs of performing such activities.  For clarity, these costs include: (i) standard unit cost of such Supplied Item, consisting of direct materials, direct labor, and production overhead (including depreciation) directly attributable to such Supplied Item, at standard; and (ii) cost variances, consisting of direct materials variances, including material usage variances and purchase price variances, direct labor variances, and production overhead variances, including variable and fixed production overhead spending variances. In no circumstances, however, may the indirect overhead costs defined in (d) exceed [*], excluding such indirect overhead costs, and will be lowered based upon increased volume of purchases on a sliding scale (e.g., [*].  The JSC will discuss indirect overhead costs on an annual basis.

1.18                        “Commercialization” means marketing, Promoting, detailing, offering for sale, selling and distributing the Product or Infusion Set, as applicable, and other similar activities related to the commercial sale of the Product or Infusion Set, but excluding for clarity all activities relating to research, development or manufacturing of Product or Infusion Set.  When used as a verb, “Commercializing” means engaging in Commercialization, and “Commercialize” and “Commercialized” shall have corresponding meanings.

1.19                        “Commercialization Standards” has the meaning provided in Section 6.9(a).

1.20                        “Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement to Manufacture, supply, register, Commercialize, or perform any other activity related to, Product, the level of reasonable, diligent, good faith efforts and resources that comparable companies (defined below) typically devote to products owned by them that are at a similar stage in their development or product life and are of similar market potential to the Product.  As used in this Section, “comparable companies” shall mean companies in the pharmaceutical or biotechnology industry of a size and stage of development similar to that of such Party, including having human pharmaceutical product candidates or products in a similar stage of development or product life to the Product.

1.21                        “Competing Product” means a pharmaceutical product for the treatment of pulmonary arterial hypertension.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.22                        “Competitive Infringement” of a SteadyMed Patent means any infringement of such SteadyMed Patent in a country of the Territory, wherein [*].

1.23                        “Confidential Information” of a Party means any and all information or material (including, but not limited to, Information) that is disclosed, provided or made available by or on behalf of such Party (the “Disclosing Party”) or its Affiliates to the other Party (the “Receiving Party”) or its Affiliates, whether before or after the Effective Date, in connection with this Agreement or the transactions contemplated hereby; in each case, whether in oral, visual, electronic, written or other form.  Without limiting the generality of the foregoing, Confidential Information of a Party shall include all “Confidential Information” (as such term is defined in the Confidentiality Agreement) disclosed, provided or made available by or on behalf of such Party or any of its Affiliates to the other Party or its Affiliates (or any of their respective Representatives) pursuant to the Confidentiality Agreement.

1.24                        “Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement between Cardiome Pharma Corp. and SteadyMed dated May 1, 2015.

1.25                        “Contract Manufacturer” means:

(a)                                 the FP Manufacturer in the case of Finished Product; and

(b)                                 the FIS Manufacturer in the case of Finished IS.

1.26                        “Control” or “Controlled” means, with respect to any Information, Patent or other intellectual property rights, possession by a Party of the ability (whether by ownership, license or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense of or under such Information, Patents or intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.

1.27                        “Copyrights” means all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world.  For the avoidance of doubt, the term “Copyrights” excludes Patents, Information and Trademarks.

1.28                        “Defective Product” has the meaning provided in Section 4.9(a).

1.29                        “Delivery Date” means, with respect to a Supplied Item Manufactured by or on behalf of SteadyMed for Cardiome hereunder and released by SteadyMed to Cardiome in accordance with the Quality Agreement, the date of delivery of such Supplied Item to Cardiome or its designated carrier at the applicable Manufacturing Facility.

1.30                        “Device” means SteadyMed’s proprietary PatchPump® drug administration device for intravenous and subcutaneous delivery of drugs.

1.31                        “Disclosing Party” has the meaning provided in Section 1.23.

1.32                        “Drug Product” means any formulation or presentation of the API, in any dosage strength or concentration, for intravenous and subcutaneous administration.

1.33                        “EMA” means the European Medicines Agency and any successor agency thereto.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.34                        “Europe” means the states, territories and/or countries listed in Schedule 1.34 hereto.

1.35                        “Export Control Laws” has the meaning provided in Section 2.7(a).

1.36                        “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.37                        “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

1.38                        “Field” means the treatment of pulmonary arterial hypertension (PAH) (WHO Group 1).

1.39                        “Finished IS” means a carton containing a specified number of Infusion Sets and the applicable Regulatory Authority-approved package insert (if any), packaged and labeled in final form as described in the applicable Regulatory Approval for Finished Product, suitable for commercial sale and distribution for use with Finished Product in the Field in the Territory.

1.40                        “Finished Product” means a carton containing a Device pre-filled with a specified quantity of Drug Product and the applicable Regulatory Authority-approved package insert, packaged and labeled in final form as described in the applicable Regulatory Approval for Finished Product, suitable for commercial sale and distribution in the Field in the Territory.

1.41                        “FIS Manufacturer” means SteadyMed’s Finished IS contract manufacturer.  As of the Effective Date, the FIS Manufacturer is Ypsomed AG.

1.42                        “FIS Manufacturing Facility” means the FIS Manufacturer’s manufacturing facility for Finished IS located at Phillips-Medisize Corporation, Av. La Montãna, 76220 Santiago de Querétaro, Querétaro, Mexico.

1.43                        “Forecast” has the meaning set forth in Section 4.5(b).

1.44                        “FP Manufacturer” means SteadyMed’s Finished Product contract manufacturer.  As of the Effective Date, the FP Manufacturer is Bespak Europe Ltd.

1.45                        “FP Manufacturing Facility” means the FP Manufacturer’s manufacturing facility for Finished Product located in Bergenway, King’s Lynn, Norfolk PE30 2JJ, United Kingdom

1.46                        “GMP” means:

(a)                                 the current good manufacturing practices and standards for the production of drugs and finished pharmaceuticals, as set forth in 21 CFR Sections 210 and 211 and as interpreted by relevant ICH guidelines; in each case, as amended from time to time; and

(b)                                 the current good manufacturing practices and standards for the manufacture of medicinal products and active substances used as starting materials as set forth in the applicable European Community law and guidance, including the applicable good manufacturing practices set forth in European Community Directive 2003/94/EC, the Rules Governing Medicinal Products in the European Union, Volume 4 (Medicinal Products for Human and Veterinary Use: Good Manufacturing Practice) and European Community Directive 2001/83/EC, all relevant implementations of such directives and relevant guidelines, as interpreted by relevant ICH guidelines; in each case, as amended from time to time.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.47                        “Government Agency” means any supranational, national, regional, state or local governmental agency, authority, department, bureau, commission, court, council, administrative body or other governmental entity, including, without limitation, any Regulatory Authority.

1.48                        “Government Official” means any individual employed by or acting on behalf of a government, government- controlled entity or public international organization; any political party, party official or candidate; any individual who holds or performs the duties of an appointment, office or position created by custom or convention; or any individual who holds himself out to be the authorized intermediary of any of the foregoing.

1.49                        “ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.50                        “Improvement” means any Invention that: (a) is made either (i) solely by one or more employees, consultants or contractors of Cardiome or any of its Affiliates, or (ii) jointly by one or more employees, consultants or contractors of Cardiome or any of its Affiliates and one or more employees, consultants or contractors of SteadyMed or any of its Affiliates; and (b) constitutes an improvement or modification to the Product or any of its components, including any new formulation, dosage, dosage form, delivery, method of use, indication or line extension of the Product or any component thereof.

1.51                        “Information” means tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms, compositions of matter, and physical, biological or chemical material; that, in each case, are not in the public domain.

1.52                        “Infusion Set” means SteadyMed’s medical device for use with the Product that connects the Device incorporated in the Product to the patient’s body, either subcutaneously or intravenously.

1.53                        “Initial Forecast” has the meaning provided in Section 4.5(a).

1.54                        “Initial Forecast Period” means the period beginning on the Launch Date and ending on the last day of the fourth (4th) full Quarter following the Launch Date.

1.55                        “Initial Sales Force Training” has the meaning provided in Section 6.10(a).

1.56                        “Interested Persons” has the meaning provided in Section 9.1(d).

1.57                        “Invention” means any invention or discovery, whether or not patentable, made in the course and as a result of the conduct of the activities contemplated by this Agreement.

1.58                        “Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.1.

1.59                        “Latent Defect” means a defect that causes a Supplied Item to fail to conform to the applicable Specifications, which defect is not discoverable upon reasonable physical inspection and testing performed pursuant to Section 4.9(a) but is discovered at a later time (e.g., in the course or as a result of long-term stability studies).

1.60                        “Launch Date” means the date of the first sale of Finished Product by Cardiome or any of its Affiliates or Sublicensees to a Third Party (other than a Sublicensee) anywhere in the Territory

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

following receipt of the first Regulatory Approval and Pricing Approval for Finished Product and/or finished Bright Stock in the jurisdiction of such sale.

1.61                        “Launch Period” means the period beginning on the Launch Date and ending on the last day of the second full Quarter following the Launch Date.

1.62                        “LIBOR” means the London Interbank Offered Rate for deposits in U.S. dollars having a maturity of one (1) month published by the British Bankers’ Association, as adjusted from time to time on the first (1st) London business day of each month.

1.63                        “Major Market” means any of Canada, France, Germany, Italy and the United Kingdom.

1.64                        “Manufacture” (including, with correlative meanings, “Manufactured” and “Manufacturing”) means any steps, processes and activities necessary to produce Product, including without limitation, the manufacturing, processing, formulation, fill/finish, handling, labeling, packaging, inspection, quality control testing, release and storage of Product, and SteadyMed’s oversight of said steps, processes and activities.

1.65                        “Manufacturing Facility” means:

(a)                                 the FP Manufacturing Facility in the case of Finished Product; and

(b)                                 the FIS Manufacturing Facility in the case of Finished IS.

1.66                        “Manufacturing Standards” means GMP and/or QSR, as applicable to a particular Supplied Item.

1.67                        “Middle East” means [*].

1.68                        “MSL” means a medical science liaison for the Territory or any portion of the Territory.

1.69                        “Net Sales” means the gross amounts invoiced by Cardiome and its Affiliates for sales of Supplied Item to Third Parties in the Territory, less the following deductions to the extent actually incurred, allowed, paid, taken, accrued or otherwise specifically attributable to sales of Supplied Item by the selling party:

(a)                                 refunds or credits actually given to purchasers for rejections or returns of Supplied Item, including for recalls, damaged goods and billing errors;

(b)                                 [*], to the extent separately set forth in the applicable invoice;

(c)                                  normal and customary quantity, trade and cash discounts actually allowed or taken with respect to sales of Supplied Items (to the extent not already reflected in the amount invoiced);

(d)                                 rebates (including pursuant to governmental regulation), charge-backs, retroactive price reductions, credits or allowances actually allowed or taken;

(e)                                  [*] to the extent separately itemized on the invoice [*]; and

(f)                                   [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

In no event shall any particular amount of deduction identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of reductions).  All discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated between Supplied Item and other products of Cardiome and its Affiliates and Sublicensees such that Supplied Item does not bear a disproportionate portion of such deductions.  Sales of Supplied Item between Cardiome and any of its Affiliates or Sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of Supplied Item to a Third Party shall be included within the computation of Net Sales.  Supplied Item distributed as free promotional samples, donated for charitable purposes, or used in research, development or registration activities shall be disregarded in determining Net Sales.

1.70                        “Non-Commercial Quantity” has the meaning provided in Section 4.5(c).

1.71                        “Non-Commercial Transfer Price” has the meaning provided in Section 4.6(a)(i).

1.72                        “Non-Commercial Unit” means, with respect to a Supplied Item, a unit of such Supplied Item that is intended solely for distribution as a free promotional sample in the Territory or for use in analytical testing required by Regulatory Authorities in the Territory.

1.73                        “Official” has the meaning provided in Section 12.1(e)(ii)(2).

1.74                        “Other Drug” means any active pharmaceutical ingredient other than treprostinil, or any drug substance or drug product other than treprostinil drug substance or treprostinil drug product.

1.75                        “PatchPump Mark” means (i) the PatchPump® mark and (ii) any pending or future Trademark registrations, applications and unregistered Trademark rights, in each case, relating to the PatchPump® mark; but excluding, in each case, any SteadyMed House Mark.

1.76                        “Patents” means (a) national, regional and international patents and patent applications filed in any country of the world, including, without limitation, provisional patent applications, (b) patent applications filed either from such patents and patent applications or from a patent application claiming priority from either of these, including any continuation, continuation-in-part, division, provisional, converted provisional and continued prosecution applications, or any substitute applications, (c) any patent issued with respect to or in the future issued from any such patent applications, including utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.

1.77                        “Permitted Subdistributor” has the meaning provided in Section 2.3(b).

1.78                        “Person” means any individual, organization or entity, including a government or political subdivision, department or agency of a government.

1.79                        “Platform Patents” means Patents Controlled by SteadyMed during the Term that (a) claim any aspect of the SteadyMed Platform, any of its components, or any combination of two or more of its components, including, without limitation, the design, use, function, assembly and manufacture of any of the foregoing; and (b) in the absence of a license thereunder, would be infringed (if issued or granted) by the manufacture, use, sale, offer for sale or import of the Product.

1.80                        “Post-Approval Study” has the meaning set forth in Section 5.2.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.81                        “Pricing Approval” means any and all pricing or reimbursement approvals of any Pricing Authority in any jurisdiction, in or outside of the Territory, that may be required for Commercialization of Product and Infusion set in such jurisdiction and/or for reimbursement of Product and Infusion set by national health insurance (or its local equivalent) or other governmental payors in such jurisdiction.

1.82                        “Pricing Authority” means any supranational, national, regional, state or local Regulatory Authority in any jurisdiction, in or outside of the Territory, whose approval or authorization of pricing or reimbursement is required for Commercialization of Product and Infusion set in such jurisdiction and/or for reimbursement of Product and Infusion set by national health insurance (or its local equivalent) or other governmental payors in such jurisdiction.

1.83                        “Product” means a product comprising Device pre-filled with Drug Product, including, without limitation, (a) the product known as Trevyent™ (PatchPump®-enabled treprostinil) as it exists, and is under development by, SteadyMed or its Affiliate in the Field in the U.S. as of the Effective Date, and (b) any improved or modified version of such product that is made by or on behalf of SteadyMed or any of its Affiliates during the Term for which SteadyMed or any of its Affiliates seeks or obtains Regulatory Approval in the Field in the U.S. from the FDA during the Term or which is actually Commercialized by SteadyMed or any of its Affiliates in the Field in the U.S. during the Term.

1.84                        “Product Labels and Inserts” means (i) any display of written, printed or graphic matter upon the immediate container, outside container, wrapper or other packaging of a Supplied Item and (ii) any written, printed or graphic material on or within the package from which a Supplied Item is to be dispensed.

1.85                        “Product Marks” means the Trevyent Mark and the PatchPump Mark.

1.86                        “Product-Specific Patents” means Patents Controlled by SteadyMed or its Affiliates during the Term that: (a) specifically claim any formulation of treprostinil, any use or therapeutic application of any such formulation, or any method of making any such formulation; and (b) in the absence of a license thereunder, would be infringed (if issued or granted) by the manufacture, use, sale, offer for sale or import of the Drug Product; provided, however, that if any such Patent also claims (i) the formulation of any Other Drug, any use or therapeutic application of any formulation of any Other Product, or any method of making any formulation of any Other Product, and/or (ii) any aspect of the SteadyMed Platform, any of its components, or any combination of two or more of its components, including, without limitation, the design, use, function, assembly and manufacture of any of the foregoing, then, in each case, such Patent shall be deemed a Platform Patent and shall not be considered a Product-Specific Patent for purposes of this Agreement.

1.87                        “Product Warranty” has the meaning provided in Section 12.3.

1.88                        “Promotion” means any activities undertaken by a pharmaceutical company aimed at encouraging the use of a particular pharmaceutical product.  When used as a verb, “Promoting” means engaging in such activities and “Promote” and “Promoted” shall have corresponding meanings.

1.89                        “Promotional Materials” means all sales representative training materials and all written, printed, graphic, electronic, audio or video matter, including, without limitation, journal advertisements, sales visual aids, leave-behind items, formulary binders, reprints, direct mail, direct-to-consumer advertising, internet postings and sites and broadcast advertisements intended for use or used by or on behalf of Cardiome, any of its Affiliates or Sublicensees, and any of their respective Sales Forces, sales managers and other sales personnel in connection with Promotion of any Supplied Item.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.90                        “Quality Agreement” has the meaning provided in Section 4.3.

1.91                        “Quarter” means a calendar quarter.

1.92                        “QSR” means the Quality System Regulation for medical devices, as described in 21 CFR Section 820, as amended from time to time.

1.93                        “Receiving Party” has the meaning provided in Section 1.23.

1.94                        “Region” means any of (a) Europe, (b) the Middle East, or (c) Canada.

1.95                        “Regulatory Application” has the meaning provided in Section 5.1(c).

1.96                        “Regulatory Approval” means any approval, authorization or clearance of any Regulatory Authority in any jurisdiction (in or outside of the Territory) that is necessary to market or sell Product and Infusion set in the Field in such jurisdiction, but excluding any Pricing Approval.

1.97                        “Regulatory Authority” means any supranational, national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review, approval or authorization is necessary for the manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale or sale of Product and Infusion set in any jurisdiction, in or outside of the Territory (including the FDA in the United States and the EMA in the European Union), but excluding any Pricing Authority.

1.98                        “Representatives” means, with respect to a Party, such Party’s and its Affiliates’ respective officers, directors, employees, agents and representatives.

1.99                        “Royalty Base” means, with respect to sales of a particular Product (i.e., SKU) in a particular country in a given Accounting Period, the difference between: (a) Net Sales of such Product in such country in such Accounting Period; and (b) the aggregate Transfer Price of such Product sold in such country in such Accounting Period, determined on a first-in, first-out (FIFO) basis (i.e., units of Products held in inventory for the longest time are assumed to be the first to be sold) in accordance with applicable Accounting Standards.

1.100                 “Sales Force” means Cardiome’s and its Affiliates’ and Sublicensees’ respective Sales Representatives.

1.101                 “Sales Representative” means a sales representative employed by Cardiome or any of its Affiliates or Sublicensees to Promote the Product in the Territory.

1.102                 “SDEA” has the meaning provided in Section 5.6.

1.103                 “SDNs” has the meaning provided in Section 2.7(b).

1.104                 “Specifications” means the specifications for a particular Supplied Item as set forth in the Quality Agreement, as the same may be amended from time to time in accordance with the Quality Agreement.

1.105                 “SteadyMed House Marks” means (i) the SteadyMed trade name and logo, and (ii) any pending or future Trademark registrations, applications and unregistered Trademark rights, in each case, relating to the SteadyMed trade name and/or logo.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.106                 “SteadyMed Know-How” means Information Controlled by SteadyMed or its Affiliates during the Term that is necessary or useful for the use, sale, offer for sale, import or Commercialization of Product and Infusion set in the Field.

1.107                 “SteadyMed Patents” means the Product-Specific Patents and the Platform Patents.  Schedule 1.107 hereto lists the SteadyMed Patents existing as of the Effective Date.

1.108                 “SteadyMed Platform” means SteadyMed’s proprietary PatchPump® drug administration technology for intravenous and subcutaneous delivery of liquid drugs, including, without limitation, the ECell expanding battery, hardware and software [*], various sensors [*], feedback LEDs to tell the patient the status of the product and an external status-check button.

1.109                 “SteadyMed Technology” means the SteadyMed Patents and SteadyMed Know-How.

1.110                 “SteadyMed Trademarks” means the Product Marks and the SteadyMed House Marks.

1.111                 “Subdistributor” means a Third Party distributor of Supplied Items appointed or contracted by Cardiome or any of its Affiliates in a particular country of the Territory, where either:

(a)                                 such country is not a Major Market and such Third Party distributor has no royalty or other payment obligation to Cardiome or any of its Affiliates that is calculated based on amounts invoiced or received by such Third Party for in-market sales of Supplied Item in such country; or

(b)                                 such Third Party distributor (i) does not take title to Supplied Item, (ii) does not invoice Supplied Item sales to Third Party customers and (iii) is responsible only for inventory management and distribution on behalf of Cardiome or its Affiliate.

1.112                 “Sublicense” means: (a) a sublicense under all or any portion of the license granted to Cardiome pursuant to Section 2.1; or (b) a right to promote, distribute and sell Supplied Item in any country of the Territory.

1.113                 “Sublicensee” means any Third Party to which Cardiome or any of its Affiliates grants a Sublicense, but excluding a Permitted Subdistributor.

1.114                 “Supplied Item” means Finished Product, Bright Stock and/or Finished IS, as applicable.

1.115                 “Term” has the meaning provided in Section 14.1.

1.116                 “Territory” means: (a) Europe; (b) the Middle East; and (c) Canada.

1.117                 “Third Party” means any person or entity other than Cardiome, SteadyMed, and their respective Affiliates.

1.118                 “Trademark” means any trademark, trade dress, brand mark, trade name, brand name, corporate name, logo, business symbol, Internet domain name or e-mail address, whether or not registered.

1.119                 “Transfer Price” has the meaning provided in Section 4.6(a).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.120                 “Trevyent Mark” means (i) the Trevyent™ mark and (ii) any pending or future Trademark registrations, applications and unregistered Trademark rights, in each case, relating to the Trevyent™ mark; but excluding, in each case, any SteadyMed House Mark.

1.121                 “Year” means a calendar year.

ARTICLE 2                                                                                                                           LICENSE

2.1                               License Grant.  Subject to the terms and conditions of this Agreement, SteadyMed hereby grants to Cardiome during the Term an exclusive (even as to SteadyMed except as expressly set forth below), royalty-bearing license, under the SteadyMed Technology, solely: (a) to use, sell, have sold, offer for sale, import and Commercialize Finished Products and/or Bright Stock in the Field in the Territory; and (b) to use, sell, have sold, offer for sale, import and Commercialize Finished IS in the Field in the Territory, solely and exclusively for use with Finished Products.

2.2                               License Exclusions.  The license granted to Cardiome pursuant to Section 2.1 specifically excludes:

(a)                                 any right under the SteadyMed Technology to Manufacture, or have Manufactured, Finished Product, API, Drug Product, Device, any Device component, Finished IS or any Finished IS component; and

(b)                                 any right under the SteadyMed Technology to use, sell, have sold, offer for sale, import or Commercialize:

(i)                                     any Product other than Finished Product, Bright Stock or Finished IS supplied by SteadyMed hereunder;

(ii)                                  API, Drug Product, Device or any Device component except, in each case, as incorporated in Finished Product, Bright Stock or Finished IS supplied by SteadyMed hereunder;

(iii)                               any subcutaneous, intravenous or other infusion device to connect Finished Product (or the Device incorporated therein) or Bright Stock to the patient’s body, other than Finished IS;

(iv)                              Finished IS independently of Finished Product or Bright Stock or for any use other than use with Finished Product or Bright Stock; and

(v)                                 Infusion Sets, other than Finished IS supplied by SteadyMed hereunder.

In addition, and for the avoidance of doubt, the license granted to Cardiome pursuant to Section 2.1 excludes any license or other right with respect to any Other Drug, including, without limitation, any Device or other product using SteadyMed Technology that is pre-filled with any Other Drug or that an end user may pre-fill with any Other Product, or any Infusion set for use with any Other Drug.

2.3                               Sublicensing; Appointment of Subdistributors.

(a)                                 The license granted to Cardiome pursuant to Section 2.11 includes the right to grant Sublicenses: (i) in the Territory or any portion thereof, to Cardiome’s Affiliates Correvio International Sárl, Correvio GmbH (Germany), Cardiome UK  and Correvio UK without SteadyMed’s consent; and (ii) in the Territory or any portion thereof, to any other Affiliate of Cardiome upon [*] prior

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

written notice to SteadyMed, provided that if SteadyMed in good faith objects to the grant of a Sublicense to any such Affiliate and so notifies Cardiome thereof within such [*] period, then Cardiome shall not have the right to grant a Sublicense to such Affiliate.  Cardiome shall not have the right to grant Sublicenses to any Third Party without SteadyMed’s prior written consent, which may not be unreasonably withheld.  Any and all Sublicenses granted by Cardiome shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement.  Cardiome shall be fully responsible for the compliance of its Affiliates and Sublicensees with the terms and conditions of this Agreement.  Within [*] after execution of any Sublicense agreement with a Third Party, Cardiome shall provide SteadyMed with a full and complete copy of such Sublicense agreement (provided that Cardiome may redact any confidential information contained therein that is not necessary to ascertain compliance with this Agreement).

(b)                                 Cardiome and its Affiliates shall have the right, without SteadyMed’s consent, to appoint any Subdistributor that Cardiome or any of its Affiliates has appointed, and actually uses, as a subdistributor (as defined in Section 1.111, mutatis mutandis) of pharmaceutical products of Cardiome and its Affiliates in a country of the Territory as of the Effective Date, solely to distribute Finished Product, and Finished IS with Finished Product, in such country (each, a “Permitted Subdistributor”).  Neither Cardiome nor any of its Affiliates shall have the right to appoint any Subdistributor other than a Permitted Subdistributor without the prior written consent of SteadyMed, which consent may not be unreasonably withheld.  Any appointment of a Permitted Subdistributor shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement.  Cardiome shall be fully responsible for the compliance of its and its Affiliates’ Permitted Subdistributors with the terms and conditions of this Agreement.

2.4                               Reservation of Rights.  Notwithstanding the exclusivity of the license granted to Cardiome pursuant to Section 2.1, SteadyMed hereby reserves such non-exclusive rights under the SteadyMed Technology as are necessary or useful for the performance of SteadyMed’s obligations under Article 4.  SteadyMed hereby reserves the exclusive (even as to Cardiome) right to practice and grant licenses under the SteadyMed Technology for all purposes other than the use, sale, offer for sale, import and Commercialization of Products and Infusion Sets (including, without limitation, Finished Product, Bright Stock and Finished IS), in each case, in the Field in the Territory.  Without limiting the generality of the foregoing, SteadyMed specifically reserves the exclusive right to practice and grant licenses under the SteadyMed Technology:

(a)                                 to research, develop, use, sell, have sold, offer for sale, import and Commercialize Products (including, without limitation, Finished Products and Bright Stock), API, Drug Product, Devices and Infusion Sets (including, without limitation, Finished IS) outside the Territory for any and all purposes;

(b)                                 to research, develop, use, sell, have sold, offer for sale, import and Commercialize the SteadyMed Platform and products based on or using the SteadyMed Platform (except, in each case and solely in the Territory, as incorporated in Product) throughout the world, whether with or without any Other Drug; and

(c)                                  to research, develop, use, sell, have sold, offer for sale, import and Commercialize Devices (except, in each case and solely in the Territory, as incorporated in Product) and Infusion Sets (except, in each case and solely in the Territory, for use with Product) throughout the world, whether with or without any Other Drug.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.5                               Negative Covenant.  Cardiome hereby covenants not to practice, and not to permit or cause any Affiliate, Sublicensee or other Third Party to practice, any SteadyMed Technology for any purpose other than as expressly authorized in this Agreement.

2.6                               Territory.

(a)                                 Cardiome hereby covenants and agrees that neither Cardiome nor any of its Affiliates shall, and each of them shall require their respective Sublicensees and Permitted Subdistributors not to, directly or indirectly, sell, have sold, offer for sale, import, export, deliver or Commercialize Product outside of the Territory.  Without limiting the generality of the foregoing, neither Cardiome nor any of its Affiliates shall, and each of them shall require their respective Sublicensees and Permitted Subdistributors not to:  (i) engage in any advertising or promotional activities relating to Product directed to customers or other buyers or users of Product outside the Territory; or (ii) solicit orders from any prospective purchaser located outside the Territory.  Cardiome further covenants and agrees that neither Cardiome nor any of its Affiliates shall knowingly sell Product to any person inside the Territory that Cardiome or its Affiliate knows intends to use or sell such Product outside the Territory.  If Cardiome or its Affiliate, Sublicensee or Permitted Subdistributor receives any order for Product from a prospective purchaser located outside the Territory, Cardiome shall promptly notify SteadyMed in writing.  Neither Cardiome nor any of its Affiliates, Sublicensees or Permitted Subdistributors shall accept any such orders.  Notwithstanding anything in this Agreement to the contrary, SteadyMed acknowledges and agrees that certain advertising, promotion or marketing of the Product in the Territory, including the advertising, promotion and marketing of the Product through the use of the internet and pan-regional print advertisements and at conferences and seminars held in the Territory, may reach Persons outside the Territory, and Cardiome shall not be in breach of this Agreement by reason thereof so long as (1) the objective of such advertising, promotion or marketing is to reach Persons within the Territory or otherwise to promote sales of the Product within the Territory, or (2) the receipt by Persons located outside the Territory of such advertising, promotion or marketing of the Product is merely incidental to the objectives of such advertising, promotion or marketing in the Territory.  Notwithstanding the above, the Parties through the JSC may elect to jointly participate in worldwide or global conferences.

2.7                               Export Control.

(a)                                 Export Control Laws.  In exercising its rights under this Agreement, each Party agrees to comply strictly and fully with U.S. export control laws, including the Arms Export Controls Act (22 U.S.C. Ch. 39), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. app. §§ 1 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. §§ 2401 et seq.), International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, and all rules, regulations and executive orders relating to any of the foregoing, including but not limited to the International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et. seq.), and the regulations administered by the Office of Foreign Assets Controls of the United States Department of the Treasury, and all export controls imposed on the Supplied Items by any country or organization or nations within whose jurisdiction Cardiome operates or does business (collectively, “Export Control Laws”).  Cardiome will not export or permit exportation of any part of the Supplied Items or any related technical data or any direct product of any related technical data, outside of the United States without obtaining SteadyMed’s prior written consent and any required written permission, license, or approval to do so from the Bureau of Industry and Security of the U.S. Department of Commerce and/or other appropriate governmental agencies of the United States.

(b)                                 Restricted Destinations and End-Users.  Cardiome shall not (i) export, reexport, or transfer any Supplied Items to any country that is at the time of export, reexport or transfer subject to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

an embargo by the U.S. government; (ii) export, reexport, or transfer any Supplied Items to any instrumentality, agent, entity, or individual that is acting on behalf of, or directly or indirectly owned or controlled by, any governmental entity that is subject to an embargo by the U.S. government; (iii) export, reexport or transfer any Supplied Items to a national of a country that is subject to an embargo of the U.S. government; and (iv) engage in any transactions or dealings with any organization, entity, or individual identified on the List of Specially Designated Nationals and Blocked Persons (“SDNs”) or the Foreign Sanctions Evaders List, which are both maintained by the Office of Foreign Assets Control of the U.S. Treasury Department, or the Entity List, Denied Persons List, or Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department.  Notwithstanding the above, Cardiome may export, reexport, or transfer any Supplied Items as permitted by Applicable Law or based upon specific or general licenses allowed by Applicable Law at the export, reexport or transfer of the Supplied Item.  The Parties acknowledge that the above prohibitions do change from time to time, and any changes in the above can be discussed by the Joint Steering Committee.

(c)                                  Obligation to Report.  Either Party will immediately report to the to the Party (i) any concerns, suspicions, or actual knowledge of violations of the Export Control Laws or any other similar applicable export control law, or (ii) if either Party becomes the subject of any formal or informal investigation, prosecution, or government or judicial determination related to a violation of Export Control Laws or any other similar applicable export control law.

(d)                                 Obligation to Cooperate:  Each Party will fully cooperate and cause its Representative Persons to cooperate with the other Party in the other Party’s review or investigation in relation to an actual or potential violation of any applicable export law or regulation.

(e)                                  Termination for Non-Compliance.  Each Party understands and acknowledges that, notwithstanding any provision contained herein,

(i)                                     a knowing intentional violation of this Section 2.7 by any either Party shall be deemed a material breach of this Agreement and will entitle the other Party to (i) terminate this Agreement immediately for cause, and (ii) be indemnified for and held harmless against any and all damages, fines, penalties, disgorgements, settlements, determinations, or claims faced by or imposed on the non-breaching Party or any of its representatives to the extent attributable to the material breach of this Section by the breaching Party or any of its respective directors, officers, employees, consultants, agents, Sublicensees, subcontractors, distributors, Subdistributors or other representatives’ and

(ii)                                  a non-intentional violation of this Section 2.7 by either Party shall be deemed a non-material breach of this Agreement.  Such a breach may be cured by reporting as soon as practicable the basis of the breach to the regulatory agency responsible for the applicable export control laws.  In addition each Party must thereafter cooperate with said agency during any investigation and with any subsequent fines or remediation imposed by said agency.

2.8                               No Implied License.  No right or license under any Patents or Information of either Party is granted or shall be granted by implication.  All such rights or licenses are or shall be granted only as expressly provided in this Agreement.

ARTICLE 3                                                                                                                           JOINT STEERING COMMITTEE

3.1                               Joint Steering Committee Formation; Composition.  Within 10 days after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) composed of no more three (3) representatives of each of SteadyMed and Cardiome.  Each Party may change its representatives to the JSC, or delegate another representative to attend any meeting thereof, from time to time in its sole

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

discretion, effective upon notice to the other Party of such change or delegation.  These representatives shall have appropriate technical credentials, experience and knowledge.  The JSC will be jointly chaired by the Parties, with each Party designating one of its JSC representatives as its co-chairperson.  The chairpersons shall set agendas for JSC meetings in advance, provided that the agendas will include any matter requested by either Party and within the scope of the JSC’s authority.  A reasonable number of additional representatives of a Party may attend meetings of the JSC in a non-voting capacity.

3.2                               Responsibilities and Authority.  The JSC’s overall responsibility shall be to encourage and facilitate ongoing cooperation and communication between the Parties and to perform the other obligations specifically delegated to it by this Agreement, subject to the limitations set forth in this Article 3.  In particular, the JSC shall:

(a)                                 review, coordinate, and discuss the overall strategy for obtaining Regulatory Approvals, Pricing Approvals and reimbursement status for the Product in the Field in the Territory;

(b)                                 review and discuss the protocols for any Post-Approval and/or Reimbursement Study to be conducted by or on behalf of Cardiome or any of its Affiliates, subject to Section 5.2 hereof;

(c)                                  review and discuss ongoing and planned Commercialization activities and spending in the Territory, including, without limitation, countries in which Product will be launched and priority thereof, pre-launch activities, retention of reimbursement consultant(s), efforts to obtain Pricing Approvals and reimbursement status, sales and marketing commitment and strategy, use and distribution of Promotional Materials and Non-Commercial Product, reimbursement and third-party payor status, and product distribution logistics;

(d)                                 determine the number of Non-Commercial Product samples to be supplied by SteadyMed, whether for the Launch Period or otherwise;

(e)                                  review progress of Commercialization activities and metrics with respect to Product in the Field in the Territory against Commercialization Plans;

(f)                                   ensure consistency of Commercialization activities in the Territory with SteadyMed’s global marketing strategy and efforts for the Product;

(g)                                  monitor Cardiome inventory levels of Supplied Items;

(h)                                 provide a forum for discussion of Product Manufacturing and supply matters, subject to Article 4 hereof; and

(i)                                     perform such other duties as are specifically assigned by the Parties to the Joint Steering Committee pursuant to this Agreement.

Each Party shall be responsible for ensuring that, at all times, its representatives on the JSC act reasonably and in good faith in carrying out their respective responsibilities hereunder.

3.3                               JSC Meetings.  The JSC shall meet as deemed necessary by the JSC members, but, no less often than quarterly, commencing January 2016.  The location for such meetings shall mutually agreed by the Parties.  Alternatively, the JSC may meet by means of teleconference, videoconference or other similar communications equipment.  Each Party shall be responsible for all of its own expenses of participating in JSC meetings.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.4                               Quarterly Review/Monthly Supply Chain Meeting. In addition to the JSC Meetings (or, as part of the JSC Meetings) the Parties agree to meet at least once per calendar quarter to review current Forecasts and to discuss Cardiome’s future projected requirements for supply of the Product as well as Regulatory or other related matters, beginning October 2016.

3.5                               Minutes.  Responsibility for preparing definitive minutes of each JSC meeting shall alternate between the Parties.  The responsible Party shall circulate a draft of the minutes of each meeting to all members of the JSC for comments within 10 days after such meeting.  Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and shall document all actions and determinations approved by the JSC at such meeting.  The Parties shall promptly discuss any comments on such minutes and finalize the minutes no later than the date of the next JSC meeting.

3.6                               Decision-Making.  Decisions of the JSC shall be made by unanimous vote, with each Party’s representatives on the JSC collectively having one vote.  No vote of the JSC may be taken unless at least one of each Party’s representatives is present and participating in such vote.  The JSC’s decision-making authority shall be limited to those matters expressly delegated to it in this Agreement.  The JSC shall use reasonable efforts to resolve any disputes or disagreements concerning the matters within the scope of its authority.

3.7                               Disputes.  If the JSC cannot reach consensus regarding any matter within the scope of its authority within [*] after it has met and attempted to reach such consensus, then either Party may, by written notice to the other Party (an “Escalation Notice”), refer such matter to the Chief Executive Officer of SteadyMed and the Chief Executive Officer of Cardiome (collectively, the “Senior Executives”) for attempted resolution.  The Senior Executives shall use good faith efforts to resolve any matter referred to them as soon as practicable.  If the Senior Executives are unable to resolve any matter set forth in an Escalation Notice within [*].

3.8                               Scope of Governance.  Notwithstanding the creation of the JSC, each Party shall retain the rights, powers and discretion granted to it under this Agreement, and the JSC shall not be delegated or vested with any rights, powers or discretion unless such delegation or vesting is expressly provided in this Agreement.  The JSC shall not have any power to amend or modify this Agreement, and no decision of the JSC shall be enforceable to the extent it is in contravention of any terms and conditions of this Agreement.

3.9                               Alliance Managers.  Within 30 days after the Effective Date, each Party shall appoint a representative (“Alliance Manager”) to facilitate ongoing communications and exchange of information between the Parties and to act as a liaison between the Parties.  Each Party may replace its Alliance Manager at any time upon notice to the other Party.

ARTICLE 4                                                                                                                           MANUFACTURING AND SUPPLY

4.1                               Manufacture and Supply.  Subject to the terms and conditions of this Agreement, SteadyMed, itself or through its Affiliates or Third Party contract manufacturers, shall be responsible for Manufacturing, or having Manufactured, Supplied Items for Commercialization in the Territory, and shall supply (or have supplied) to Cardiome, and Cardiome shall purchase exclusively from SteadyMed, its requirements of Supplied Items for Commercialization by Cardiome and its Affiliates, Sublicensees and Permitted Subdistributors in the Territory.  Cardiome acknowledges and agrees that SteadyMed may perform any of its Manufacturing and supply obligations under this Article 4 through one or more Third Party contract manufacturers, provided that SteadyMed shall be fully responsible for the compliance of its Third Party contract manufacturers with the terms and conditions of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.2                               Packaging and Labeling.           Finished Product will be fully labeled and packaged as required by each market when supplied to Cardiome including product serialization according to the destination market requirements and supported with the required electronic data files as specified by the markets. Bright Stock will be supplied by SteadyMed to Cardiome for sale in the Middle East. As utilized herein, “Bright Stock” refers to unlabeled Product having a Device pre-filled with a specified quantity of Drug, and an Infusion Set.  The cost complied with complying with this paragraph will be included in COGS.

4.3                               Quality Agreement.  No later than three (3) months after the Effective Date, the Parties shall enter into a written quality assurance agreement setting forth the specific responsibilities, procedures and guidelines for batch release, quality control testing, quality assurance review, acceptance testing and other quality-related aspects of the manufacture and release of Supplied Items hereunder (as such agreement may be amended from time to time by mutual written agreement of the Parties, the “Quality Agreement”).  Each Party agrees to perform the responsibilities assigned to such Party under the Quality Agreement in accordance with the terms and conditions of the Quality Agreement.  In case of any conflict between the provisions of this Agreement and those of the Quality Agreement, the Quality Agreement shall prevail as to any quality-related matter, and this Agreement shall prevail as to all other matters.

4.4                               Manufacturing Standards.  SteadyMed shall be responsible for ensuring that Supplied Items supplied to Cardiome hereunder conform to the applicable Specifications in effect as of the applicable Delivery Date and are Manufactured in accordance with applicable Manufacturing Standards and SteadyMed’s obligations under the Quality Agreement.  SteadyMed shall also be responsible for ensuring that, as of the Delivery Date of any Supplied Item, such Supplied Item shall have a remaining shelf-life of at least [*] as of the Launch Date, and at least [*] after the Launch Date.  In addition, SteadyMed will endeavor to [*].

4.5                               Forecasts and Purchase Orders.

(a)                                 Initial Forecast.  No later than [*] prior to the expected Launch Date, Cardiome shall provide SteadyMed Cardiome’s good faith estimate of anticipated orders of each Supplied Item for the Territory for delivery during [*] of the Initial Forecast Period (the “Initial Forecast”).  In addition, the Initial Forecast shall separately specify: (i) Cardiome’s good faith estimate of the Launch Quantity; and (ii) Cardiome’s good faith estimate of the number of Non-Commercial Units of each Supplied Item required for delivery during the Launch Period, provided that the aggregate number of Non-Commercial Units of a Supplied Item for the Launch Period shall not exceed the JSC-approved quantity of such Supplied Item.  Cardiome shall have the right, but not the obligation, to provide SteadyMed one or more updated Initial Forecasts no later than the date that is [*] prior to the expected Launch Date.  The forecasted Launch Quantity and forecasted Non-Commercial Quantity set forth in the last Initial Forecast (or update thereto) provided by Cardiome prior to the date specified in the preceding sentence shall be a binding commitment by Cardiome to place purchase orders for such forecasted quantities.

(b)                                 Rolling Forecasts.  On the first day of each Quarter after the last date on which an updated Initial Forecast may be delivered under Section 4.5(b), Cardiome shall provide SteadyMed a rolling [*] Quarter forecast of Cardiome’s good faith estimate of anticipated orders of each Supplied Item for each country of the Territory for delivery during each Quarter of such [*] period (each, a “Forecast”).  For clarity, the [*] covered by each Forecast shall be [*] beginning no earlier than [*] after the date such Forecast is submitted to SteadyMed.  The [*] of each such Forecast shall be a binding commitment by Cardiome to place purchase orders for the forecasted quantities of Supplied Items.  The [*] of each such forecast may be increased or decreased by no more than [*] without the written consent of SteadyMed.  The [*] of each such forecast may be increased or decreased by no more than [*] without the written consent of SteadyMed.  Each such Forecast shall otherwise be non-binding, except as provided below, but

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

shall reflect Cardiome’s good faith expectation (at the time of submitting the Forecast) of the orders of Supplied Item to be delivered during the Forecast period.

(c)                                  Orders.  Subject to Sections 4.5(a) and 4.5(b), Cardiome shall order Supplied Items by submitting written purchase orders, in such form as the Parties shall agree from time to time, to SteadyMed specifying (i) the quantity of each Supplied Item ordered for each country of the Territory, separately set forth on a country-by-country basis, and (ii) the desired Delivery Date for such Supplied Item, which Delivery Date shall be no earlier than [*] from submission of purchase order.  Cardiome shall submit its purchase order for the binding portion of each Forecast to SteadyMed at least [*] in advance of the desired Delivery Date.  In addition, Cardiome shall submit its purchase order for the Launch Quantities and the number of Non-Commercial Units of each Supplied Item required for the Launch Period (the “Non-Commercial Quantity”), not to exceed the applicable JSC-approved number of Non-Commercial Units of such Supplied Product for the Launch Period, no later than [*] prior to the anticipated Launch Date.  All purchase orders shall be subject to acceptance by SteadyMed.  Each purchase order submitted by Cardiome to SteadyMed shall reference this Agreement and shall be governed exclusively by the terms contained herein.  The Parties hereby agree that the terms and conditions of this Agreement shall supersede any term or condition in any purchase order, confirmation or other document furnished by Cardiome or SteadyMed that is in any way inconsistent with these terms and conditions.  Not later than [*] after receipt of a purchase order, SteadyMed shall confirm its receipt of the purchase order and the expected Delivery Date(s) of the ordered quantities to Cardiome in writing.  For any purchase order that exceeds the forecasted quantity specified in the binding portion of a Forecast, SteadyMed shall notify Cardiome whether or not SteadyMed will be able to fulfill the excess portion of such purchase order (or part thereof) and the expected Delivery Date(s) for such excess quantities.  SteadyMed shall use Commercially Reasonable Efforts to supply to Cardiome any such excess quantities as soon as reasonably practicable.  Each purchase order shall be for a minimum of [*], subject to renegotiation [*].

4.6                               Transfer Prices and Payment for Supplied Items.

(a)                                 Transfer Price.  The transfer price payable by Cardiome for each unit of a particular Supplied Item (i.e., having a particular SKU) supplied hereunder (including, without limitation, each Non-Commercial Unit of such Supplied Item) shall equal [*] of such Supplied Item (the “Transfer Price”), except that:

(i)                                     solely for Non-Commercial Quantity of a Supplied Item, the “Transfer Price” payable by Cardiome for Non-Commercial Units of such Supplied Item shall equal [*] of the applicable Transfer Price determined in accordance with the first paragraph of this Section 4.6(a) (the “Non-Commercial Transfer Price”); and

(ii)                                  if, after a particular Supplied Item has been commercially sold by Cardiome or its Affiliate or Sublicensee in a particular country of the Territory [*], the Cardiome Margin for such Supplied Item in such country [*], then for subsequent [*], the Transfer Price of units of such Supplied Item supplied hereunder for such country only (as set forth in purchase orders submitted by Cardiome) shall be [*]; provided, however, that if, after the [*], then, for subsequent [*] shall cease to apply.

(iii)                               The COGS of the Supplied Item [*] will not [*].

(b)                                 Deposit.  [*] shall pay the applicable invoiced amount within [*] after receipt of invoice in accordance with Section 8.2.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c)                                  Invoicing and Payment of Transfer Price.  For each delivery of a Supplied Item, SteadyMed shall issue an invoice to Cardiome, no earlier than the Delivery Date, for, as applicable:

(i)                                     the Transfer Price for the number of units of such Supplied Item (other than the Non-Commercial Product Quantities) in such delivery, which invoice shall specify [*]; or

(ii)                                  solely in the case of the Non-Commercial Product Quantities, the Non-Commercial Transfer Price for the number of Non-Commercial Units of such Supplied Item in such delivery, which invoice shall specify [*].

In each case, Cardiome shall pay the applicable invoiced amount, net of the applicable deposit paid by Cardiome pursuant to Section 4.6(b), within [*] after receipt of invoice in accordance with Section 8.2.

4.7                               Specifications; Change Management.  Any change to the Specifications for a Supplied Item will require the mutual written agreement of the Parties.  The formal procedures for the approval and documentation of all changes to the Specifications for a Supplied Item or to the materials, equipment, process or procedures used to Manufacture a Supplied Item to be supplied to Cardiome hereunder shall be as set forth in the Quality Agreement.

4.8                               Delivery; Packaging.  SteadyMed shall use Commercially Reasonable Efforts to deliver all Supplied Items ordered by Cardiome by the desired Delivery Date set forth on the applicable purchase order, provided that such desired Delivery Date is at least [*] after the date of the applicable purchase order and such order is consistent with Cardiome’s binding forecast quantities.  Delivery of Supplied Items ordered by Cardiome hereunder shall be made [*].  [*] shall be responsible for obtaining all licenses or other authorizations for the exportation of Supplied Items out of the country where the applicable Manufacturing Facility is located and importation of Supplied Items into the Territory, and for all customs duties and tariffs in connection therewith, as well as for complying with all import reporting requirements for customs and duty classification and reporting.  [*] agrees to cooperate with and provide any necessary documentation required for exportation, and aggress to cause its vendors to provide such cooperations.  [*] shall be responsible for contracting, at its own expense, for shipment of Supplied Items from the [*].  Title and risk of loss shall pass to Cardiome upon delivery of the Supplied Item to [*].  Supplied Items shall be packaged for shipment in accordance with the applicable Specifications and SteadyMed’s or its Contract Manufacturer’s standard operating procedures.

4.9                               Acceptance and Rejection.

(a)                                 Cardiome shall inspect all shipments of Supplied Items promptly upon receipt and may reject any shipment of Supplied Items or portion thereof that fails to conform to the Product Warranty (“Defective Product”).  In order to reject any shipment of Supplied Items or portion thereof, Cardiome must give written notice of rejection to SteadyMed within [*] after receipt of such Supplied Item at Cardiome’s or its designee’s address for delivery specified in the applicable purchase order (or, in the case of any Latent Defect, within [*] after discovery by Cardiome of the Latent Defect, but [*]).  Should Cardiome fail to give written notice of rejection to SteadyMed within [*] after such receipt or [*] after discovery of a Latent Defect, as applicable, then the Supplied Item will be deemed to have been accepted by Cardiome on the [*] after such receipt or the [*] after discovery of the Latent Defect, as applicable.

(b)                                 Promptly after timely delivery to SteadyMed of any notice of rejection, Cardiome shall cooperate with SteadyMed in determining whether such rejection is necessary or justified.  SteadyMed will evaluate process issues and other reasons for any non-conformity.  SteadyMed shall

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

notify Cardiome as promptly as reasonably possible whether it accepts Cardiome’s basis for any rejection.  Whether or not SteadyMed accepts Cardiome’s assertion that certain Supplied Item is Defective Product, SteadyMed shall use Commercially Reasonable Efforts to replace such allegedly Defective Product with Supplied Item that conforms to the Product Warranty as promptly as practicable.  If SteadyMed disagrees with Cardiome’s assertion that certain Supplied Item is Defective Product, a sample of the rejected Supplied Item shall be submitted to a mutually acceptable independent Third Party laboratory, which shall determine whether such Supplied Item is Defective Product.  The Parties agree that such laboratory’s determination shall be final and binding upon the Parties.  The Party against whom the Third Party laboratory rules shall bear the reasonable costs of such testing.  If the Third Party laboratory rules that the Supplied Item is not Defective Product, Cardiome shall purchase such Supplied Item at the agreed-upon price, irrespective of whether SteadyMed has already replaced it.

4.10                        Remedy for Defective Products.  In the event of Cardiome’s rejection of Defective Products in accordance with Section 4.9, SteadyMed shall promptly, at Cardiome’s election, either: (i) refund the aggregate amount paid for the Defective Products, if Cardiome previously paid for such Defective Products; (ii) offset the amount paid for the Defective Products, if Cardiome previously paid for such Defective Products, against other amounts due to SteadyMed hereunder; or (iii) at no cost to Cardiome beyond the amount invoiced for the Defective Products, replace the Defective Products with Supplied Items conforming to the Product Warranty as promptly as practicable.  This Section 4.10 and Section 4.9 above collectively set forth Cardiome’s exclusive remedy, and SteadyMed’s sole liability, for delivery of Defective Product.

4.11                        Disposition of Rejected Product.  Cardiome shall dispose of rejected Supplied Items as instructed by SteadyMed in writing.  If SteadyMed fails to instruct Cardiome as to the disposition of rejected Supplied Items within [*] after SteadyMed notifies Cardiome that SteadyMed accepts Cardiome’s basis for rejection of such Supplied Item or the issuance of the Third Party laboratory’s determination regarding the conformity or non-conformity of the rejected Supplied Items to the Product Warranty (as applicable), Cardiome may either return such rejected Supplied Item to SteadyMed or destroy such rejected Supplied Item in compliance with Applicable Laws, and SteadyMed shall promptly reimburse Cardiome for all direct, documented out-of-pocket costs incurred by Cardiome in respect of such return or destruction.

4.12                        Cardiome Review of Quality Control Documentation.  SteadyMed, or SteadyMed’s vendors shall maintain all quality control documentation and Product acceptance test results for Supplied Item supplied hereunder for a period and in a manner consistent the Quality Agreement and applicable Manufacturing Standards.  Cardiome may periodically review as often as necessary such documentation and results, and, as set forth in the Quality Agreement, verify the adherence of SteadyMed to the quality control procedures and standards set forth in the Quality Agreement or prescribed by applicable Manufacturing Standards.  Such review shall be on reasonable prior notice and conducted during business hours and in a manner that does not unreasonably disrupt SteadyMed’s business or operations.

4.13                        Facility Inspection by Cardiome.  SteadyMed agrees, and shall use Commercially Reasonable Efforts to obtain each Contract Manufacturer’s agreement, that a reasonable number of Cardiome representatives (but no more than a total of three persons per inspection) shall have the right, pursuant to a reasonable confidentiality agreement with SteadyMed and the applicable Contract Manufacturer, no more than once per Year (unless any such inspection reveals a material compliance issue, in which event Cardiome and its respective agents shall have the right to conduct such additional inspections during such Year as necessary to verify that such issue has been remedied), upon reasonable prior notice to SteadyMed and the applicable Manufacturer and during business hours, and in a manner that does not disrupt SteadyMed’s or the applicable Manufacturer’s operations, to inspect the portion of the applicable Manufacturing Facility where the applicable Supplied Item is Manufactured as well as to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

observe the Manufacturing of the Supplied Item.  If the request for inspection is made at Cardiome’s request, Cardiome will pay for the costs of said inspection if so required by the applicable Contract Manufacturer (unless such inspection reveals a material compliance issue).  Following such inspection, Cardiome shall discuss its observations and conclusions with SteadyMed.  If the Parties mutually agree that any corrective actions by SteadyMed or a Manufacturer are necessary, SteadyMed shall use Commercially Reasonable Efforts to implement, or cause the Manufacturer to implement, such agreed corrective actions as soon as practicable.

4.14                        Regulatory Inspections.

(a)                                 Inspection by Regulatory Authorities in the Territory.  Upon the request of any Regulatory Authority in a country of the Territory in which Cardiome or its Affiliate has filed a Regulatory Application or obtained Regulatory Approval for Finished Product or finished Bright Stock in the Field, SteadyMed shall provide, and use its Commercially Reasonable Efforts to contractually require and cause each Contract Manufacturer listed in the registration dossier to provide, such Regulatory Authority reasonable access to observe and inspect the applicable Manufacturing Facility and the procedures used for the Manufacture of the applicable Supplied Item and to audit such facility for compliance with applicable Manufacturing Standards.  Without limiting the generality of the foregoing, SteadyMed agrees to cooperate, and to use Commercially Reasonable Efforts to cause each Contract Manufacturer to cooperate, with any inspection by any such Regulatory Authority, and to provide Cardiome a copy of any inspection or audit report resulting from any such inspection.

(b)                                 Notification of Inspections.  SteadyMed agrees to notify or to cause the applicable Contract Manufacturer to notify Cardiome within [*] of any written or oral inquiries, notifications or inspection activity by the FDA or the applicable Regulatory Authority in a Major Market specifically in regard to a Supplied Item and immediately by telephone after learning of any such unannounced visit or inspection.  SteadyMed shall furnish to Cardiome (i) within [*] after receipt, any report or correspondence issued by the FDA or any such Regulatory Authority in a Major Market in connection with such inquiry, notification or inspection, including any FDA Form 483 (List of Inspectional Observations) or applicable portions of any FDA Warning Letters that pertain to a Supplied Item, and (ii) not later than [*] after submission to FDA or any such other Regulatory Authority, copies of responses or explanations relating to items set forth above, in each case redacted of trade secrets or other confidential information of SteadyMed or the applicable Contract Manufacturer that are unrelated to SteadyMed’s obligations under this Article 4 and the Manufacture of Supplied Items hereunder.  After the filing of such response with the FDA or such other Regulatory Authority, SteadyMed shall promptly notify Cardiome of any further contacts with the FDA or such Regulatory Authority relating to the subject matter of the response.

(c)                                  Remedial Actions.  SteadyMed shall notify, or shall cause the applicable Contract Manufacturer to notify, Cardiome immediately in writing in the event any action is taken or threatened by FDA or any Regulatory Authority in a Major Market relating to the Manufacture of a Supplied Item or to the applicable Manufacturing Facility that, in each case, would reasonably be expected to impair the ability of SteadyMed to Manufacture, or have Manufactured, and supply such Supplied Item in accordance with this Agreement.  SteadyMed shall use Commercially Reasonable Efforts to address and resolve as soon as possible any issues, concerns or warnings from any such Regulatory Authority that would reasonably be expected to affect SteadyMed’s ability to Manufacture, or have Manufactured, and supply Supplied Items in accordance with this Agreement.  To the extent SteadyMed or the applicable Contract Manufacturer is required by such Regulatory Authority to implement a plan of remediation or to make other modifications or changes to the applicable Manufacturing Facility or Manufacturing processes in order to address and resolve any such issues, concerns or warnings, SteadyMed shall prepare, or cause the Contract Manufacturer to prepare, such plan

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

as soon as possible and provide a copy thereof to Cardiome, and shall use Commercially Reasonable Efforts to implement, or to cause the Contract Manufacturer to implement, such plan as soon as possible.

ARTICLE 5                                                                                                                           REGULATORY MATTERS

5.1                               Regulatory Responsibility.

(a)                                 Cardiome shall be solely responsible for regulatory matters for Supplied Items in the Field in the Territory, at Cardiome’s sole expense (except as expressly set forth below).  Without limiting the generality of the foregoing, Cardiome shall be solely responsible, at its sole expense (except as expressly set forth below), for: (i) filing and maintaining applications for Regulatory Approval and obtaining and maintaining Regulatory Approvals for Supplied Items in the Field in the Territory; (ii) complying with all post-approval regulatory and medical reporting obligations for Supplied Items in the Territory; and (iii) verifying and assuring the compliance of Product Labels and Inserts and Promotional Materials with Applicable Laws in the Territory.  SteadyMed shall cover [*] of the filing fees payable to Regulatory Authorities in the Major Markets with respect to applications for Regulatory Approval for Supplied Items in the Field in the Major Markets up to a maximum of [*] in the aggregate.  Cardiome shall be the sponsor and sole owner of all applications for Regulatory Approval and all Regulatory Approvals for Supplied Items in the Field in the Territory.

(b)                                 For the avoidance of doubt, and notwithstanding Section 5.1(a) or any other provision of this Agreement to the contrary: (i) SteadyMed shall be solely responsible for, and shall have the sole right to control, all worldwide regulatory matters for the Device and the SteadyMed Platform, and SteadyMed shall be the sole owner of all regulatory filings and regulatory approvals with respect to the Device (other than as incorporated in Finished Product or Bright Stock for Commercialization in the Field in the Territory) and the SteadyMed Platform, provided that SteadyMed shall grant Cardiome the right to access and reference, and authorize Regulatory Authorities in the Territory to access and reference, such regulatory filings and regulatory approvals of SteadyMed to the extent necessary for Cardiome to apply for, obtain and maintain Regulatory Approvals for Supplied Items in the Field in the Territory in accordance with this Agreement; and (ii) no regulatory filing or regulatory approval in the Territory with respect to the Device (other than as incorporated into a Supplied Item) or the SteadyMed Platform shall be considered Regulatory Applications or Regulatory Approvals for Supplied Items in the Field in the Territory for any purpose under this Agreement.

(c)                                  SteadyMed will provide to Cardiome their complete dossier in a suitable format (and any supporting information) which is utilized for Regulatory Approval in the United States on or before submission in the United States.   Cardiome shall (i) consult in good faith with SteadyMed in preparing applications for Regulatory Approval in the Field in the Territory; and (ii) provide SteadyMed with copies of all draft applications for Regulatory Approval in the Field in the Territory for review and comment prior to submission.  Cardiome will also provide copies of all further routine regulatory submissions to SteadyMed subsequent to submission on an annual basis.

5.2                               Further Studies for Regulatory Approval. The JSC will  be responsible for reviewing any further clinical studies that may be required by a Regulatory Authority (for example, pK studies) in order to complete an application for Regulatory Approval in the Field in the Territory.  If the JSC determines to proceed, then SteadyMed will pay [*] of the cost of such study(s).

5.3                               Post-Approval and Reimbursement Studies.  Should any Regulatory Authority in a Major Market require the conduct, after granting Regulatory Approval in such Major Market, of any clinical study of Finished Product or finished Bright Stock (with or without Finished IS) as a condition to the grant or continuing effectiveness of Regulatory Approval in such Major Market, or for reimbursement for

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

a Finished Product or finished Bright Stock (with or without Finished IS) (a “Post-Approval or Reimbursement Study”), then, subject to the Parties’ mutual written approval of the protocol for such Post-Approval or Reimbursement Study and mutual written agreement on the budget for the conduct of such Post-Approval Study:

(a)                                 Cardiome shall be responsible for conducting such Post-Approval or Reimbursement Study in accordance with the requirements of such Regulatory Authority and in compliance with Applicable Laws, including, without limitation, applicable good clinical practices in effect in such Major Market;

(b)                                 the Parties shall share approve a budget through the JSC and [*] the cost of required clinical supply of Supplied Items for such Post-Approval or Reimbursement Study;

(c)                                  SteadyMed shall reimburse Cardiome for [*] of all other documented external (i.e., out-of-pocket) costs of conducting such Post-Approval or Reimbursement Study, to the extent such costs are within the approved budget;

(d)                                 Cardiome shall prepare and deliver to SteadyMed as promptly as reasonably practicable the draft and final reports of the results of such Post-Approval or Reimbursement Study; and

(e)                                  SteadyMed shall have the right to use and disclose such results (i) in support of SteadyMed’s regulatory filings and regulatory approvals with respect to (A) Product outside the Territory or (B) the Device, Infusion Sets or the SteadyMed Platform anywhere in the world, (ii) as contemplated by the SDEA, or (ii) as otherwise required by Applicable Law.

For the avoidance of doubt a “Reimbursement Study” shall not include market research, pricing research, third-party payor analysis, or, similar work.

Except as expressly permitted above in this Section 5.2 with respect to Post-Approval or Reimbursement Studies, Cardiome and its Affiliates shall not conduct or have conducted, or permit any Sublicensee, Subdistributor or other Third Party to conduct, any clinical study of (1) Product (including, without limitation, Finished Product or Bright Stock), whether with or without Infusion set (including, without limitation, Finished IS), (2) Device, (3) Drug Product, or (4) Infusion set (including, without limitation, Finished IS).  Further, in no event shall Cardiome and its Affiliates conduct or have conducted, or permit any Sublicensee, Subdistributor or other Third Party to conduct, any such clinical study.

5.4                               Regulatory Cooperation.  SteadyMed shall cooperate with any reasonable request by Cardiome for SteadyMed Know-How or other information in the possession of SteadyMed or its Affiliates that is necessary for Cardiome to file and maintain Regulatory Applications or obtain and maintain Regulatory Approvals for the Supplied Items in the Field in the Territory.  Without limiting the generality of the foregoing, SteadyMed shall disclose or make available to Cardiome in a timely manner all available manufacturing and quality control data, CMC data and other information related to Supplied Items and the Manufacture thereof in the possession of SteadyMed or its Affiliates as is reasonably necessary for Cardiome to perform its obligations under this Article 5.

5.5                               Regulatory Communications.  Cardiome shall keep SteadyMed informed of any material correspondence and communications with Regulatory Authorities in the Territory that would reasonably be expected to affect the status or scope of Regulatory Approvals for Supplied Item in the Field in the Territory.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.6                               Safety Reporting; Pharmacovigilance.  Cardiome shall be solely responsible, at its own expense, for complying with, and shall require its Affiliates and Sublicensees to comply with, all requirements of Applicable Laws which relating to pharmacovigilance and the reporting and investigation of adverse events and product complaints with respect to the Product in the Territory.  SteadyMed will be responsible at SteadyMed’s expense for conducting investigations of manufacturing elements of product complaints and issuing an investigation report as soon as reasonably possible.  No later than three (3) months after the Effective Date, the Parties shall negotiate in good faith and enter into a pharmacovigilance/safety data exchange agreement for the Product (the “SDEA”), which shall set forth standard operating procedures governing the collection, investigation, reporting, and exchange of information concerning adverse drug reactions/experiences.  The terms of the SDEA shall be no less stringent than those required by FDA, EMA and ICH guidelines and shall be sufficient to permit each Party to comply with its regulatory and legal requirements for the management and reporting of safety data regarding the Product by providing for the exchange of relevant information in appropriate format within applicable timeframes.  SteadyMed shall be responsible for maintaining, at its own expense, a global safety database for the Product.  In the event of a conflict between the provisions of this Agreement and the SDEA, the SDEA shall control solely with respect to the pharmacovigilance/safety data exchange obligations and responsibilities of the Parties with respect to Product, and this Agreement shall control with respect to all other matters.

5.7                               Threatened Agency Action.  Each Party shall promptly notify the other Party’s Regulatory Affairs Department contacts designated in writing by the other Party of any information that such Party receives regarding any threatened or pending action by any Regulatory Authority that may affect the proposed labeling or Approved Labeling for a Product or Infusion set in the Field in the U.S. or any Major Market or the continued Commercialization of a Product or Infusion set in the U.S. or any Major Market.  Upon receipt of any such information, each Party shall consider in good faith the other Party’s comments with respect to the appropriate action to be taken; provided, however, that nothing herein shall be construed to prevent a Party from complying with its obligations under the SDEA or with such Party’s regulatory reporting obligations under Applicable Laws.

5.8                               Product Recalls.

(a)                                 In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with a Supplied Item in the Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a Supplied Item recall or market withdrawal in the Territory, the Party notified of or desiring such recall or similar action shall, within 24 hours, advise the other Party thereof by telephone (confirmed by email or facsimile), email or facsimile.  The Parties shall, to the extent practicable, endeavor to discuss and agree upon whether to recall or withdraw such Supplied Item in the Territory; provided that if such discussion is not practicable or if the Parties fail to so agree within an appropriate time period (recognizing the exigencies of the situation), then such recall or withdrawal shall be undertaken.  If any Regulatory Authority issues or requests a recall or takes similar action in connection with a Supplied Item in the Territory, or a Party decides that a recall or withdrawal of a Supplied Item in the Territory is necessary, Cardiome shall be responsible for conducting such recall or withdrawal in the Territory in accordance with Applicable Law, the requirements of the applicable Regulatory Authority, and SteadyMed’s instructions.  The costs of conducting such recall or withdrawal shall be allocated as set forth below in Section 5.8(b).  To the extent that it is necessary or appropriate to communicate with any person in the Territory, including any Regulatory Authority, the media or any customer, concerning any recall, withdrawal, other remedial action, event, incidence or circumstance concerning a Supplied Item in the Territory, as between the Parties, Cardiome shall be responsible for such communication.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b)                                 Any recall conducted, or required to be conducted, by Cardiome with respect to a Supplied Item in the Territory will be conducted at Cardiome’s sole cost and expense, unless the fact or circumstance giving rise to the need to conduct such recall was proximately caused in whole or in part by a breach of, or non-compliance with, this Agreement or the Quality Agreement by SteadyMed or by both Parties (such breach or non-compliance, a “Fault”; and the Party(ies) at Fault, the “At-Fault Party(ies)”).  If Cardiome believes in good faith that SteadyMed is at Fault, Cardiome shall notify SteadyMed in writing thereof as soon as possible after Cardiome first receives notice or otherwise becomes aware that such recall is required, and if SteadyMed believes in good faith that Cardiome is at Fault, SteadyMed shall so notify Cardiome as soon as possible after receipt of notice from Cardiome.  Within [*] after SteadyMed’s receipt of notice from Cardiome, the Parties will attempt in good faith to reach mutual written agreement as to the relative Fault (if any) of each Party in causing the fact or circumstance giving rise to such recall and as to how the associated costs and expenses should be borne by the Parties.  If the Parties are unable to reach mutual written agreement within an additional [*], then the Parties shall mutually select an independent expert with at least [*] of industry experience with recalls of pharmaceutical products to determine whether or not one or both of the Parties is/are at Fault and, if so, to assess the relative Fault (if any) of the At-Fault Party(ies).  SteadyMed and Cardiome shall promptly respond to the independent expert’s requests for information that the independent expert deems necessary to make his/her determination.  The determination of the independent expert will be binding on the Parties.  Responsibility for the costs and expenses incurred by Cardiome in conducting a recall of Supplied Item and the fees and costs of the independent expert shall be allocated as set forth below:

(i)                                     If the independent expert determines that neither Party is at Fault or that only Cardiome is at Fault, then Cardiome shall be solely responsible for the costs and expenses of conducting such recall and for the fees and costs of the independent expert.

(ii)                                  If the independent expert determines that both Parties are at Fault, then the reasonable and documented out-of-pocket (i.e., external) costs and expenses incurred by Cardiome in conducting the recall and the fees and costs of the independent expert shall be shared by the Parties in proportion to their relative Fault as determined by the independent expert.

(iii)                               If the independent expert determines that only SteadyMed is at Fault, then the reasonable and documented out-of-pocket (i.e., external) costs and expenses incurred by Cardiome in conducting the recall and the fees and costs of the independent expert shall be borne entirely by SteadyMed.

ARTICLE 6                                                                                                                           COMMERCIALIZATION

6.1                               Commercialization Responsibility.  Cardiome shall be solely responsible for Commercializing, at Cardiome’s sole expense, and has the exclusive right to Commercialize, the Product in the Field in the Territory, subject to the terms and conditions of this Agreement.

6.2                               Commercialization Plan.  No later than 12 months prior to the anticipated Launch Date, Cardiome shall prepare and deliver to SteadyMed for review a reasonably detailed written plan for the Commercialization of the Product in the Territory during the period beginning six (6) months prior to the anticipated Launch Date and ending on the fifth (5th) anniversary thereof (the “Commercialization Plan”).  The Commercialization Plan shall include information regarding planned Commercialization activities for Supplied Item in the Territory, including, without limitation, pre-launch activities, establishment of government or private payor and reimbursement capabilities and pharmaceutical logistics capabilities, supply and inventory-related activities, Promotion, anticipated number and geographic distribution/coverage of Sales Representatives by country, and Sales Force and tactical marketing activities (such as market research to develop Product positioning key messages).  Cardiome

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

may amend or update the Commercialization Plan from time to time to reflect changes in Cardiome’s Commercialization plans, and shall in any event provide SteadyMed with annual updates to the Commercialization Plan, in each case, subject to the requirements of this Article 6.  SteadyMed may provide comments and suggestions regarding the Commercialization Plan and any amendment or update thereto to Cardiome, and Cardiome agrees to consider such comments and suggestions in good faith.  As used herein, the term “Commercialization Plan” means the version of the Commercialization Plan most recently provided by Cardiome to SteadyMed.  Cardiome shall deliver annual written reports to SteadyMed of the Commercialization activities and efforts conducted by or on behalf of Cardiome and its Affiliates for Supplied Item in the Territory during each Quarter, which shall include such detail regarding the matters described in Sections 3.2(c), and Sections 3.2(c) through 3.2(g), as the JSC may request or require or as may be reasonably required for SteadyMed to assess Cardiome’s compliance with its obligations under Sections 6.3 and 6.4.

6.3                               Commercialization Diligence.  Subject to Cardiome’s receipt of access to a complete electronic copy of SteadyMed’s New Drug Application for Product and Infusion set in the Field as filed with the FDA and the required stability data for Product described below in this Section 6.3, Cardiome shall use Commercially Reasonable Efforts: (a) to obtain and maintain Regulatory Approvals in at least the Major Markets; (b) to obtain and maintain required Pricing Approvals in at least the Major Markets; (c) to initiate commercial sale of Supplied Items in each Major Market within six (6) months after receipt of Regulatory Approval and any required Pricing Approvals in such Major Market, and thereafter to Commercialize, and maximize Net Sales of, Supplied Items in the Field in such Major Market; and (d) otherwise to conduct material Commercialization Plan activities substantially in accordance with the timeline set forth in the Commercialization Plan.  Without limiting the generality of the foregoing, no later than six (6) months after the later of (i) Cardiome’s receipt of access to a complete electronic copy of SteadyMed’s New Drug Application for Product as filed with the FDA and (ii) Cardiome’s receipt from SteadyMed of 12 months of stability data for Product, Cardiome shall file a Regulatory Application with each of the EMA and the applicable national Regulatory Authority in Canada.  For clarity, SteadyMed shall be solely responsible for conducting the activities necessary to generate 12 months of stability data for Product, at SteadyMed’s sole cost.

6.4                               Pricing Approvals; Reimbursement Efforts.  Cardiome shall be solely responsible for obtaining and maintaining Pricing Approvals for Supplied Items in the Field in the Territory and reimbursement status for Supplied Items in the Field in the Territory from key governmental and non-governmental payors in the Territory, in each case, at Cardiome’s sole expense.  Cardiome and its Affiliates shall use Commercially Reasonable Efforts to obtain Pricing Approvals and reimbursement status for Supplied Items in the Field in at least the Major Markets.  Without limiting the generality of the foregoing, Cardiome shall have retained a qualified reimbursement consultant (or have established internal reimbursement expertise and capability) for Supplied Items in the Territory no later than the first filing of a Regulatory Application with the applicable Regulatory Authority in the first Major Market.  Cardiome shall keep SteadyMed regularly informed of the status of its efforts to obtain and maintain such Pricing Approvals and reimbursement status.

6.5                               Terms of Sale.  The Parties acknowledge and agree that Cardiome will be solely responsible for establishing all terms of commercial sale of Supplied Items in the Territory (including the price(s) at which Supplied Items will be sold).

6.6                               Product Returns.  Cardiome shall have the sole responsibility for processing Supplied Item returns in the Territory.

6.7                               Non-Compete.  Neither Cardiome nor any of its Affiliates shall directly or indirectly Commercialize any Competing Product in the Territory during the Term.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.8                               Promotional Materials; Product Labels and Inserts.

(a)                                 Cardiome shall provide SteadyMed with samples of all proposed Promotional Materials proposed to be used in the Territory, and shall obtain SteadyMed’s approval of the form and content of such Promotional Materials prior to the first use or distribution thereof anywhere in the Territory.  Upon Cardiome’s reasonable request, SteadyMed shall provide Cardiome with samples of appropriate (as determined by SteadyMed in good faith) promotional materials for Products and Infusion sets used by SteadyMed outside the Territory solely to assist Cardiome in developing Promotional Materials for the Territory, subject to SteadyMed’s approval as set forth above.  Cardiome shall be solely responsible for verifying and ensuring that all Promotional Materials used in any country of the Territory comply with Commercialization Standards and Applicable Laws in such country, and for translating, and ensuring the accuracy of any translation, of such Promotional Materials into other languages; in each case, at Cardiome’s sole cost.  Cardiome warrants and represents that all Promotional Materials shall be in compliance with all Applicable Laws at the time they are used.  In the event that any of the Promotional Materials is found to be not in compliance with Applicable Laws, Cardiome shall immediately cease using and distributing such non-compliant Promotional Materials and shall alter or amend the Promotional Materials to ensure compliance.

(b)                                 Cardiome shall be solely responsible for ensuring that the Product Labeling and Inserts to be used in the Manufacture of Supplied Items for any country of the Territory, which Cardiome shall provide to SteadyMed or the applicable Contract Manufacturer for use in the Manufacture of such Supplied Item: (i) conforms strictly to the Approved Labeling for such Supplied Item in such country; and (ii) otherwise complies to Applicable Laws in such country; in each case, at Cardiome’s sole cost.  Cardiome shall also be solely responsible for all translation, and ensuring the accuracy of translation, of Product Labels and Inserts into any other language; in each case, at Cardiome’s sole cost.  For the avoidance of doubt, the manufacturing costs related to the production of the Product Labeling and Inserts should be paid by SteadyMed, but considered part of COGS.

(c)                                  SteadyMed shall own all right, title and interest in and to all Promotional Materials and Product Labels and Inserts, in each case including all content contained therein, all Copyrights therein and all SteadyMed Trademarks contained therein (but excluding any Cardiome House Marks contained therein).  To the extent Cardiome (or any of its Affiliates, Sublicensees or other agents) obtains or otherwise has a claim to any of the foregoing, Cardiome shall assign, and hereby does assign, to SteadyMed all of Cardiome’s (and its Affiliates’, Sublicensees’ and other agents’) right, title and interest in and to such Promotional Materials and Product Labels and Inserts, in each case including all content contained therein, all Copyrights therein and all SteadyMed Trademarks contained therein (but excluding any Cardiome House Marks).

(d)                                 Except for the use of the SteadyMed House Marks and Cardiome House Marks in Promotional Materials and Product Labels and Inserts as expressly permitted by this Agreement, Cardiome shall Promote Product and Infusion set in the Territory only under the Product Marks.

(e)                                  Subject to the terms and conditions of this Agreement, including, without limitation, Section 11.7 and the preceding provisions of this Section 6.8, SteadyMed hereby grants to Cardiome during the Term: (i) a non-exclusive, royalty-free license to use and display the SteadyMed Trademarks on Promotional Materials and Product Labels and Inserts, in each case, solely in connection with the Commercialization of Supplied Items in the Field in the Territory in accordance with this Agreement; and (ii) a non-exclusive, royalty-free license under SteadyMed’s Copyrights in the Promotional Materials and Product Labels and Inserts, to copy, use, distribute and publicly display Promotional Materials and Product Labels and Inserts, in each case, solely connection with the Commercialization of Supplied Items in the Field in the Territory in accordance with this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

The foregoing licenses are non-transferable and non-assignable (except as expressly set forth in Section 15.6), and Cardiome shall have the right to grant sublicenses under the foregoing licenses solely in conjunction with the grant of a Sublicense in accordance with Section 2.3.  The licenses granted under this Section 6.8(e), including all sublicenses granted thereunder, shall automatically terminate upon the expiration or termination of this Agreement.  In addition, SteadyMed may terminate the SteadyMed Trademark license if, in SteadyMed’s reasonable discretion, Cardiome’s use of any SteadyMed Trademark tarnishes, blurs or dilutes the quality associated with such SteadyMed Trademarks or the associated goodwill and such unauthorized use is not cured within [*] of notice of breach.

(f)                                   Requests for Medical Information.  Cardiome shall have the exclusive right and responsibility to respond to all questions and requests for information regarding Product received by the Sales Force or any MSL from prescribers or health care providers in the Territory in accordance with Commercialization Standards and Applicable Laws.

6.9                               Compliance with Laws and Policies.

(a)                                 Cardiome and its Affiliates shall comply, and shall require Sublicensees and Permitted Subdistributors to comply, with: (i) all Applicable Laws in Commercializing the Products in the Territory, including Anti-Corruption Laws; the EU Data Protection Directive 95/46/EC, other Applicable Laws concerning data privacy and data protection, and any applicable national legislation enacted thereunder; supranational, national, regional and local insurance “fraud and abuse,” consumer protection and false claims statutes and regulations, any other mandatory corporate governance laws; (ii) the Cardiome Code of Business Conduct and Ethics; and (iii) applicable industry codes and guidelines concerning the advertising or promotion of prescription medicines in the Territory, including the EFPIA HCP Code (EFPIA code on the Promotion of Prescription-Only Medicines to, and Interactions with, Healthcare Professionals), the EFPIA HCP/HCO Code (EFPIA code on Disclosures of Transfers of Value from Pharmaceutical Companies to Healthcare Professionals and Healthcare Organizations), other applicable EFPIA codes, and equivalents thereof in the Territory (collectively, “Commercialization Standards”).  Cardiome and its Affiliates that are involved in Commercializing the Product in the Territory shall establish, and maintain throughout the Term, adequate procedures to support compliance with the Commercialization Standards and shall promptly notify SteadyMed in writing of any material non-compliance with the Commercialization Standards by Cardiome and its Affiliates, Sublicensees and Permitted Subdistributors, or any Sales Representative or other Representative of any of them.

(b)                                 Cardiome shall ensure that all Sales Representatives promoting Supplied Items in the Territory (i) have skills, training and experience consistent with industry standards applicable to the promotion, marketing and sale of a prescription pharmaceutical product, (ii) have satisfactorily completed all training required by this Agreement and (iii) are adequately equipped and knowledgeable with respect to the Supplied Items.

(c)                                  Cardiome shall not, and shall ensure that its Affiliates and Sublicensees and its and their respective Sales Representatives, sales managers, MSLs and contract sales forces shall not: (i) make any statement, representation or warranty, oral or written, concerning any Supplied Item, or use any Promotional Material, that is inconsistent with, or contrary to, the Approved Labeling in the applicable country of the Territory or in violation of any Applicable Laws; or (ii) make any arrangements with, make payments to or provide gifts or other incentives to any healthcare professionals in violation of Applicable Laws relating thereto.  Cardiome shall ensure that all such Sales Representatives, sales managers, MSLs and contract sales forces are familiar with the procedures, obligations, rights, and responsibilities imposed by the terms of this Agreement as applicable to the performance of Promotional activities hereunder.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.10                        Training Programs.

(a)                                 Prior to Launch, SteadyMed shall provide [*] of mutually-agreed initial training, at a single location, to the Sales Force, sales managers and/or medical directors of Cardiome and its Affiliates with respect to: (i) pulmonary arterial hypertension, (ii) Product knowledge, (iii) competitive Product knowledge, (iv) reporting of adverse events and product complaints in accordance with the terms of the SDEA, and (v) use of any Promotional Materials provided by SteadyMed (collectively, the “Initial Sales Force Training”).  SteadyMed shall provide Cardiome with a copy of all training materials to be used by SteadyMed in the Initial Sales Force Training reasonably in advance of such training for review.  For clarity, SteadyMed shall have no responsibility for training the Sales Force, sales managers and/or medical directors of Cardiome and its Affiliates with respect to compliance with Applicable Laws in the Territory.

(b)                                 The Initial Sales Force Training will be conducted, and all training materials provided by SteadyMed to Cardiome shall be prepared, in English.  Cardiome shall be responsible for any required translation of the Initial Sales Force Training and any training materials provided by SteadyMed.

(c)                                  Except for the Initial Sales Force Training, both before and after Launch, Cardiome shall provide training to the Sales Force, sales managers and/or medical directors of Cardiome and its Affiliates with respect to: (i) compliance with the Commercialization Standards and other Applicable Laws in the Territory; (ii) all subject matter covered by the Initial Sales Force Training and any training materials provided by SteadyMed; and (iii) compliance with any other Applicable Laws in the Territory or any portion thereof pertaining to the Commercialization of Supplied Items (or pharmaceutical products generally).

ARTICLE 7                                                                                                                           FINANCIAL TERMS OF LICENSE

7.1                               One-Time Exclusivity Fee.  Cardiome (or an Affiliate) will pay to SteadyMed a one-time, non-refundable, non-creditable license fee in the amount of $3,000,000 within [*] of the Effective Date.

7.2                               One-Time Regulatory Milestones.  Cardiome (or an Affiliate) shall pay to SteadyMed each of the following one-time, non-refundable, non-creditable milestone payments within [*] after the first achievement (whether by Cardiome or any of its Affiliates or Sublicensees) of the corresponding milestone event by a Product:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Regulatory Milestone Event	Milestone Payment

First Regulatory Approval for Product in the Field either (i) by EMA if the centralized European Union filing procedure is used or (i) by the applicable Regulatory Authority in the first Major Market in Europe if the centralized European Union filing procedure is not used, whichever occurs first

[*]
Regulatory Approval for Product in the Field in Canada	[*]
Receipt of Pricing Approval for Product in the United Kingdom	[*]
Receipt of Pricing Approval for Product in Italy	[*]
Receipt of Pricing Approval for Product in France	[*]
Receipt of Pricing Approval for Product in Germany	[*]
Receipt of Pricing Approval for Product in Canada	[*]

Each of the milestone payments above shall be payable only one time, for the first achievement by any Product of the applicable milestone event.

7.3                               One-Time Cumulative Net Sales Milestone.  Cardiome (or an Affiliate) shall pay to SteadyMed a one-time, non-refundable, non-creditable milestone payment of [*] within [*] in which cumulative Net Sales of all Supplied Items by Cardiome, its Affiliates and Sublicensees in the Territory since the Launch Date equal or exceed [*] in the aggregate.  The foregoing milestone payment shall be payable only one time, for the first achievement of the foregoing milestone.

7.4                               Royalties.  Cardiome (or an Affiliate) shall pay royalties to SteadyMed on the aggregate annual Royalty Base for sales of all Supplied Items by Cardiome, its Affiliates and Sublicensees in each Year at the applicable rate(s) set forth below:

Annual Royalty Base Increments	Royalty Rate
That portion of the aggregate annual Royalty Base for sales of all Supplied Items by Cardiome, its Affiliates and Sublicensees in a Year that is less than or equal to [*]	[*]
That portion of aggregate annual Royalty Base for sales of all Supplied Items by Cardiome, its Affiliates and Sublicensees in such Year that is greater than [*] and less than or equal to [*]	[*]
That portion of aggregate annual Royalty Base for sales of Products by Cardiome, its Affiliates and Sublicensees in such Year that is greater than [*]	[*]

ARTICLE 8                                                                                                                           PAYMENTS; RECORDS; AUDITS

8.1                               Payment; Reports.  Royalties under Section 7.4 shall be reported and paid as follows:

(a)                                 Cardiome will provide a written royalty estimate within [*] after the end of each Quarter; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b)                                 Cardiome will provide a final written royalty report and the quarterly royalty payment within [*]  after the end of the Quarter.  Each payment of royalties shall be accompanied by a report of the Royalty Base for such Quarter, in sufficient detail to permit confirmation of the accuracy of the payment made, including: (a) [*], (i) gross sales, (ii) Net Sales, (iii) [*], (iv) the Royalty Base, (v) Transfer Price (determined in accordance with the definition of Royalty Base), (vi) Average Net Selling Price, (vii) Average Transfer Price, and (viii) the Cardiome Margin (b) the royalty payable; and (c) the exchange rates used.

8.2                               Exchange Rate; Manner and Place of Payment.  All payment amounts in this Agreement are expressed in U.S. dollars, and all payments hereunder shall be payable in U.S. dollars.  When conversion of payments from any foreign currency is required, such conversion shall be calculated using an exchange rate equal to the average of the interbank rates of exchange for such currency as reported at OANDA.com during the Quarter for which payment is due.  All payments owed under this Agreement shall be made by wire transfer in immediately available funds to the bank and account designated in writing by SteadyMed.

8.3                               Income Tax Withholding.  SteadyMed shall pay any and all taxes levied on account of any payments made to it under this Agreement.  If any taxes are required to be withheld by Cardiome from any payment made to SteadyMed under this Agreement, Cardiome shall (a) deduct such taxes from the payment made to SteadyMed, (b) timely pay the taxes to the proper taxing authority, (c) send proof of payment to SteadyMed and certify its receipt by the taxing authority within [*] following such payment, and (d) cooperate with SteadyMed in any way reasonably requested by SteadyMed to obtain available reductions, credits or refunds of such taxes.  Without limiting the generality of the foregoing, upon request by SteadyMed, Cardiome shall provide SteadyMed such information in Cardiome’s possession as may be reasonably necessary for SteadyMed to obtain the benefit of any present or future treaty against double taxation which may apply to payments made to SteadyMed under this Agreement.

8.4                               Records.  Each Party shall keep, or shall cause to be kept, for a period of [*] after the expiration or termination hereof or such longer period as required by Applicable Law, complete and accurate books and records (financial and otherwise) pertaining to the performance of its obligations hereunder, to the extent such information is tracked by such Party.

8.5                               Compliance Audits.  Each Party shall maintain complete and accurate books and records relating to its compliance with Applicable Law, and their Policies and the Compliance Provisions (AB/AC) (collectively, the “Compliance Records”) with respect to its obligations under this Agreement for a period of [*] after the period to which such records relate or such longer period as required by Applicable Law, which Compliance Records shall include: (a) its policies and procedures concerning compliance with Applicable Law, (b) records of any investigations and remedial and disciplinary actions taken to address material violations of Applicable Law, and (c) records of any payments made in connection with this Agreement.

8.6                               Audits.

(a)                                 By SteadyMed.  Cardiome shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records pertaining to the purchase and sale or other disposition of Supplied Items in sufficient detail to permit SteadyMed to confirm the accuracy of all royalty payments due hereunder for at least [*] following the end of the Year to which they pertain.  SteadyMed shall have the right, once annually, to cause an independent, certified public accountant reasonably acceptable to Cardiome to audit such records solely to confirm the Royalty Base and royalties for a period covering not more than the preceding [*].  No Year shall be subject to audit under this Section 8.6(a) more than once, except in the event of a restatement by Cardiome of its audited financial

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

statements for such Year.  Such audits may be exercised during normal business hours upon reasonable prior written notice of not less than [*] to Cardiome in the location where the records are maintained.  The auditor shall execute a reasonable written confidentiality agreement with Cardiome and shall disclose to SteadyMed only such information as is reasonably necessary to provide SteadyMed with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement.  The auditor shall send a copy of the report to Cardiome at the same time it is sent to SteadyMed.  The report sent to both parties shall include the methodology and calculations used to determine the results.  Prompt adjustments shall be made by the parties to reflect the results of such audit.  SteadyMed shall bear the full cost of such audit unless such audit discloses an underpayment by Cardiome of more than [*] of the amount due for any Year under this Agreement, in which case, Cardiome shall bear the full cost of such audit and shall promptly remit to SteadyMed the amount of any underpayment.  If such audit discloses an overpayment by Cardiome, then Cardiome shall deduct the amount of such overpayment from amounts otherwise owed to SteadyMed under this Agreement.

(b)                                 By Cardiome.  SteadyMed shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records pertaining to the Manufacture of Supplied Items in sufficient detail to permit Cardiome to confirm the accuracy of the COGS reported by SteadyMed in invoices for Supplied Items hereunder for at least [*] following the end of the Year to which they pertain.  Cardiome shall have the right, once annually, to cause an independent, certified public accountant reasonably acceptable to SteadyMed to audit such records solely to confirm the COGS reported by SteadyMed in invoices for Supplied Items for a period covering not more than the preceding [*], and to confirm the COGS of similar Supplied Items destined for the United States market, in reference to Section 4.5.  No Year shall be subject to audit under this Section 8.6(b) more than once, except in the event of a restatement by SteadyMed of its audited financial statements for such Year.  Such audits may be exercised during normal business hours upon reasonable prior written notice of not less than [*] to SteadyMed in the location where the records are maintained.  The auditor shall execute a reasonable written confidentiality agreement with SteadyMed and shall disclose to Cardiome only such information as is reasonably necessary to provide Cardiome with information regarding any actual or potential discrepancies between the COGS reported and actual COGS that resulted Cardiome’s payment of inaccurately-calculated Transfer Price(s) for Supplied Item(s) under this Agreement.  The auditor shall send a copy of the report to SteadyMed at the same time it is sent to Cardiome.  The report sent to both parties shall include the methodology and calculations used to determine the results.  Prompt adjustments shall be made by the parties to reflect the results of such audit.  Cardiome shall bear the full cost of such audit unless such audit discloses an overstatement of the aggregate COGS of all Supplied Items supplied by SteadyMed of more than [*]of the aggregate actual COGS of such Supplied Items for any Year under this Agreement, in which case, SteadyMed shall bear the full cost of such audit and shall promptly issue a credit to Cardiome in the amount of the overstatement.

8.7                               Late Payments.  In the event that any payment due under this Agreement (including but not limited to Sections 8.5 and 8.6 above) is not made when due, the payment shall accrue interest at a rate equal to [*] for the period from the due date for payment until the date of actual payment.  The payment of such interest shall not limit any Party to this Agreement from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE 9                                                                                                                           BUSINESS ETHICS

9.1                               Compliance Program.  Each Party shall maintain, implement and enforce an anti-bribery/anti-corruption (“AB/AC”) compliance program to ensure compliance by such Party, its Affiliates, and its and their respective Representatives with applicable Anti-Corruption Laws in connection with the matters that are the subject of this Agreement or the performance of its obligations hereunder.  In addition, Cardiome shall require each Sublicensee, Permitted Subdistributor or other Third

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Party engaged after the Effective Date to Promote the Product in the Territory to maintain, implement and enforce an AB/AC compliance program to ensure compliance, mutatis mutandis, by such Sublicensee, Permitted Subdistributor or other Third Party, their respective affiliates, and their respective officers, directors, employees, agents and representatives with applicable Anti-Corruption Laws in connection with the matters that are the subject of this Agreement or the performance of its obligations hereunder.

9.2                               Compliance Certificate.  Each Party shall, at the written request of the other Party no more than once per Year, deliver to the other Party a certificate executed by an authorized officer of the delivering Party certifying compliance by such Party, its Affiliates, and its and their respective Representatives with applicable Anti-Corruption Laws in connection with the matters that are the subject of this Agreement or the performance of its obligations hereunder.

ARTICLE 10                                                                                                                    CONFIDENTIALITY

10.1                        Confidential Information.  Except to the extent expressly authorized by this Agreement, the Receiving Party agrees that, at all times during the Term and for [*] following the expiration or termination hereof, the Receiving Party (i) shall keep completely confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by the Disclosing Party, except to those Representatives of the Receiving Party and its Affiliates who have a need to know such information to perform the Receiving Party’s obligations hereunder (and who shall be advised of the Receiving Party’s obligations hereunder and who are bound by confidentiality obligations with respect to such Confidential Information no less onerous than those set forth in this Agreement) and (ii) shall not use any Confidential Information of the Disclosing Party directly or indirectly for any purpose other than performing its obligations hereunder.

Exceptions to Confidentiality.  The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party that the Receiving Party can establish by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party and/or any of its Affiliates at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party and/or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party and/or any of its Affiliates, without the aid, use or application of any Confidential Information of the Disclosing Party.

10.2                        Authorized Disclosure.  Notwithstanding the provisions of Section 10.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)                                 filing or prosecuting Patents as permitted by this Agreement;

(b)                                 enforcing such Party’s rights and performing its obligations under this Agreement;

(c)                                  prosecuting or defending litigation as permitted by this Agreement;

(d)                                 complying with applicable court orders, applicable laws, rules or regulations, or the listing rules of any exchange on which the Receiving Party’s securities are traded;

(e)                                  in the case of Cardiome, disclosure to actual and potential Sublicensees, Permitted Subdistributors and other Third Party contractors of Cardiome and its Affiliates, who, in each

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

case, have a need to know such information in order for Cardiome to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Person agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Article 10;

(f)                                   in the case of SteadyMed, the Contract Manufacturers, actual and potential licensees and sublicensees of SteadyMed’s retained or reserved rights hereunder, and actual and potential Third Party contractors of SteadyMed or its Affiliates who have a need to know such information in order for SteadyMed to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Person agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Article 10; and

(g)                                  disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors, lenders or other financing sources in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 10.2(c) or 10.2(d), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts.  In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder.

10.3                        Notification.  The Receiving Party shall notify the Disclosing Party promptly, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

10.4                        Remedies.  Each Party acknowledges that the failure by the Receiving Party to comply with any of the provisions of this Article 10 may result in irreparable injury and continuing damage to the Disclosing Party such that no remedy at law may adequately protect or appropriately compensate the Disclosing Party for such injury, and that, in the event of any such failure, the Disclosing Party shall be entitled to seek enforcement of this Article 10 and any of its provisions by injunction, specific performance or other equitable relief, without prejudice to any other rights and remedies that the Disclosing Party may have for a breach of this Article 10.

10.5                        Publicity.

(a)                                 Press Releases.  No later than one (1) business day following the Effective Date, the Parties shall issue a joint press release announcing the execution of this Agreement in substantially the form attached hereto as Schedule 10.5.  It is further acknowledged that each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder.  The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of subsequent press releases prior to the issuance thereof, provided that a Party may not withhold consent to such releases that the other Party may determine, based on advice of counsel, are reasonably necessary to comply with applicable law, including disclosure requirements of the U.S. Securities and Exchange Commission, or with the requirements of any stock exchange on which securities issued by a Party or its Affiliates are traded.  In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.  Each Party may make

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 10.5 or permitted by Section 10.2 and does not reveal non-public information about the other Party.

(b)                                 Filing of this Agreement.  The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or with any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to any securities authority or stock exchange, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.  Other than such obligation, neither Party (nor any of its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to any securities authority or stock exchange.

10.6                        Prior Non-Disclosure Agreements.  As of the Effective Date, the terms of this Article 10 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including the Confidentiality Agreement.  Any information disclosed by a Party pursuant to any such prior agreement shall be deemed Confidential Information of such Party for purposes of this Agreement.

ARTICLE 11                                                                                                                    INTELLECTUAL PROPERTY

11.1                        Ownership of SteadyMed Technology.  SteadyMed shall at all times be and remain the sole and exclusive owner of all SteadyMed Technology.

11.2                        Ownership of Inventions.  Inventorship of all Inventions shall be determined on a worldwide basis in accordance with U.S. patent laws.  As between the Parties, ownership of Inventions shall be determined as follows:

(a)                                 Any Invention, excluding any Improvement, that is made solely by one or more employees, consultants or contractors of a Party or any of its Affiliates (each, a “Sole Invention”) shall be owned solely by such Party.  Cardiome hereby grants to SteadyMed a non-exclusive, royalty-free, fully-paid, irrevocable, perpetual license, including the right to sublicense through multiple tiers, under Patents and other intellectual property rights Controlled by Cardiome or any of its Affiliates that claim any Sole Invention owned by Cardiome and/or any of its Affiliates, solely: (i) to research, develop, make, have made, use, sell, have sold, offer for sale, import and Commercialize Product (including, without limitation, Finished Product) and Infusion set (including, without limitation, Finished IS) outside the Territory; (ii) to make and have made Product (including, without limitation, Finished Product) and Infusion set (including, without limitation, Finished IS) in the Territory solely for the purpose of Commercialization outside the Territory; and (iii) to make, have made, use, sell, have sold, offer for sale, import and Commercialize API, Drug Product, Device, any Device component or Infusion set throughout the world, except for sale, offer for sale, import and Commercialization of any of the foregoing as incorporated in Finished Product or Finished IS, as applicable, in the Field in the Territory

(b)                                 Any Invention, other than an Improvement, that is made jointly by one or more employees, consultants or contractors of Cardiome or any of its Affiliates, and one or more employees, consultants or contractors of SteadyMed or any of its Affiliates (each, a “Joint Invention”), shall be owned jointly by the Parties, and each Party, on behalf of itself and its Affiliates, hereby assigns to the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

other Party an undivided one-half ownership interest in and to all Joint Inventions.  Each Party shall ensure that its and its Affiliates’ respective employees, consultants and contractors are bound by written agreement to assign to such Party all right, title and interest in and to all Joint Inventions as necessary for such Party to comply with its assignment obligations under this Section.  Each Party and its Affiliates shall, promptly upon request by the other Party, execute and deliver, and shall require its and their respective employees, consultants and contractors to execute and deliver, such papers and instruments as are necessary to effectuate the ownership of Joint Inventions set forth in this Section (including Patents claiming Joint Inventions).

(c)                                  Any Improvement, regardless of the inventorship thereof, shall be owned solely by SteadyMed, and Cardiome, on behalf of itself and its Affiliates, hereby assigns to SteadyMed all right, title and interest in and to all Improvements.  Cardiome shall ensure that its and its Affiliates’ respective employees, consultants and contractors are bound by written agreement to assign to Cardiome all right, title and interest in and to all Improvements as necessary for Cardiome to comply with its assignment obligations under this Section.  Promptly upon request by SteadyMed, Cardiome and its Affiliates shall execute and deliver, and shall require its and their respective employees, consultants and contractors to execute and deliver, such papers and instruments as are necessary to effectuate the ownership of Improvements set forth in this Section (including Patents claiming Improvements).

11.3                        Patent Prosecution and Maintenance.  SteadyMed shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain all SteadyMed Patents, at SteadyMed’s sole expense.

11.4                        Enforcement.

(a)                                 Notice.  Each Party shall promptly notify the other Party of any alleged or actual infringement of any SteadyMed Patent in the Territory of which it becomes aware.

(b)                                 SteadyMed Patents.

(i)                                     Enforcement of SteadyMed Patents Generally.  Except as expressly set in Section 11.4(c), SteadyMed shall have the sole right, but not the obligation, to bring and control any action or proceeding against a Third Party for infringement of any SteadyMed Patent in the Territory, at its own expense and by counsel of its own choice.

(c)                                  Competitive Infringement of Product-Specific Patent.  Solely in the case of infringement of a Product-Specific Patent in the Field in a country of the Territory and only to the extent that the applicable infringing activity is competitive with Product in the Field in such country (“Competitive Infringement”), SteadyMed shall have the first right, but not the obligation, to bring and control any action or proceeding against a Third Party for infringement of such Product-Specific Patent in the Field in such country, at its own expense and by counsel of its own choice.  If SteadyMed decides that it does not wish to bring any such action or proceeding, or SteadyMed has not brought any such action or proceeding by the date that is [*] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then Cardiome shall have the right, but not the obligation, to bring and control any such action or proceeding to enforce such Product-Specific Patent in such country solely with respect to such Competitive Infringement, at its own expense and by counsel of its own choice, and SteadyMed shall have the right, but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice.

(d)                                 Cooperation; Recoveries.  In the event a Party brings an infringement action or proceeding in accordance with Section 11.4(b), the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party.  Neither Party shall

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

enter into any settlement or compromise of any action or proceeding under Section 11.4(b) in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party, which shall not be unreasonably withheld.  Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by SteadyMed as a result of any action or proceeding pursuant to Section 11.4(b), whether by way of settlement or otherwise, shall be used first to reimburse each Party for the unreimbursed out-of-pocket litigation expenses incurred by such Party in such action or proceeding, provided that if such recovery is insufficient to fully reimburse both Parties for such litigation expenses, such recovery shall be allocated between the Parties on a pro rata basis in proportion to the relative share of such costs incurred by each Party.  Any remaining recovery after such reimbursement shall be allocated as follows:

(i)                                     in the case of any such action or proceeding brought by SteadyMed, any remaining recovery shall belong to SteadyMed; provided, however, that to the extent such recovery is attributable to Competitive Infringement:

(1)                                 that portion of such remaining recovery that represents compensatory damages for such Competitive Infringement shall be allocated [*] to SteadyMed and [*]to Cardiome; and

(2)                                 that portion of such remaining recovery that represents non-compensatory damages for such Competitive Infringement shall be allocated [*] to SteadyMed and [*] to Cardiome; and

(ii)                                  in the case of any such action or proceeding brought by Cardiome:

(1)                                 that portion of any remaining recovery that represents compensatory damages for Competitive Infringement shall be allocated [*] to Cardiome and [*] to SteadyMed; and

(2)                                 that portion of any remaining recovery that represents non-compensatory damages for Competitive Infringement shall be allocated [*] to Cardiome and [*] to SteadyMed.

11.5                        Infringement of Third Party Patents.  Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party.  Without limiting the generality of the foregoing, in the event either Party receives any written communication from any Third Party alleging that the manufacture, use, sale, offer for sale or import of a Supplied Item in the Territory infringes or may infringe a Patent of a Third Party, such Party shall deliver a copy of such communication to the other Party within [*] of receipt.  SteadyMed shall have the sole right and responsibility to respond to such communication and to determine the course of action, including whether or not to seek a license under such Third Party’s Patent or contest and defend against such allegation (subject to Section 13.2 hereof), in such manner as SteadyMed, in its sole judgment, deems appropriate, and at SteadyMed’s sole expense.  In no event shall Cardiome or any of its Affiliates, directly or indirectly, make or cause to be made any admission or acknowledgment, whether orally, in writing or otherwise, that the manufacture, use, sale, offer for sale or import of any Supplied Item in the Territory infringes or may infringe, or otherwise is or may be within the scope of, such Third Party’s Patent.  If SteadyMed or its Affiliate obtains a license under such Third Party’s Patent to make, have made, use, sell, have sold, offer for sale or import Product or Infusion Set in the Field in the Territory (whether in connection with the settlement of any infringement action or proceeding by such Third Party or otherwise), such Patent shall be included in the SteadyMed Patents licensed to Cardiome under Section 2.1, and SteadyMed shall be solely

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

responsible for the payment to such Third Party of all royalties and milestone payments that become due to such Third Party under the license agreement with such Third Party as a result of the Commercialization by or on behalf of Cardiome, its Affiliates, Sublicensees or Subdistributors of Product or Infusion Set in the Field in the Territory in accordance with this Agreement, provided that Cardiome shall provide to SteadyMed on a timely basis all such information regarding Cardiome’s and its Affiliates’, Sublicensees’ and Subdistributors’ activities as is necessary for SteadyMed to ascertain and comply with its royalty and milestone payment obligations to such Third Party.  Neither Party shall have the right to settle any patent infringement litigation under this Section 11.5 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which consent shall not be unreasonably conditioned, withheld or delayed).

(a)                                 SteadyMed will be responsible for, and compensate Cardiome for any actual damages obtained by a Third Party against Cardiome for infringement of said Third Party’s Patent as a result of the Commercialization by or on behalf of Cardiome, its Affiliates, Sublicensees or Distributors of Product or Infusion Set in the Field in the Territory in accordance with this Agreement.  Notwithstanding the above, SteadyMed will not be responsible for infringing act(s) if such act(s) are principally due to Cardiome marketing and/or selling outside the Field and/or outside the Territory, outside of the claims of any Product label or insert, or any substantially similar act.

(b)                              Notwithstanding the above if Cardiome does not agree to share some of the potential liability through discussions at the JSC, at SteadyMed’s written request, Cardiome, its Affiliates, Sublicensee or Distributor will discontinue sales of Product or Infusion Sets under this Agreement in a country in which said Third Party has sued Cardiome, its Affiliate, Sublicensee or Distributor for patent infringement.

11.6                        Patent Term Extensions.  SteadyMed shall have the final decision-making authority as to whether or not to apply for patent term extensions for SteadyMed Patents for Product in the Field in the Territory and, if so, as to the selection of the applicable SteadyMed Patent, and if SteadyMed elects to do so, it shall do so at its own expense.  Cardiome shall cooperate fully with SteadyMed in making such filings or actions, for example and without limitation, by making available all required regulatory data and information and executing any required authorizations to apply for such patent term extension.

11.7                        Trademarks.

(a)                                 Ownership.  SteadyMed shall at all times own all right, title, and interest in and to the SteadyMed Trademarks, including all corresponding trademark applications and registrations thereof, and all common law rights thereto, throughout the world.  All goodwill of the business associated with or symbolized by the SteadyMed Trademarks, including all goodwill arising out of Cardiome’s and its Affiliates’, Sublicensees’ and Permitted Subdistributors’ use of the SteadyMed Trademarks in the Territory, shall inure to the benefit of SteadyMed, and, to that end, Cardiome shall assign, and hereby does assign, to SteadyMed, and shall obtain from its Affiliates, Sublicensees and Permitted Subdistributors a present assignment and agreement to assign to SteadyMed, all rights any of them may have therein.  Cardiome acknowledges SteadyMed’s exclusive ownership of the SteadyMed Trademarks, and all goodwill of the business associated with or symbolized by the SteadyMed Trademarks, and agrees not to take, and to require its Affiliates, Sublicensees and Permitted Subdistributors not to take, any action inconsistent with such ownership.  SteadyMed acknowledges Cardiome’s exclusive ownership of the Cardiome House Marks and all goodwill of the business associated with or symbolized by the Cardiome House Marks and acknowledges and agrees that no right or license under Cardiome House Marks is granted to SteadyMed hereunder.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b)                                 Use of Trademarks.  Except to the extent prohibited by Applicable Laws, all Promotional Materials and Product Labels and Inserts shall bear both the SteadyMed Trademarks and the Cardiome House Marks, and the Parties shall mutually agree as to the placement and relative prominence of the SteadyMed House Marks and the Cardiome House Marks on all Promotional Materials and Product Labels and Inserts, subject to Applicable Laws.  Cardiome shall discuss and refer to Products and Infusion sets only under the Product Marks, and shall use the SteadyMed Trademarks only on the Promotional Materials and Product Labels and Inserts and only in accordance with the terms and conditions of this Agreement.  In using any SteadyMed Trademark, Cardiome shall comply with all Trademark policies, instructions and guidelines provided by SteadyMed from time to time to maintain the goodwill and value of the SteadyMed Trademarks.  Cardiome shall not, and shall require its Affiliates and Sublicensees not to, (i) use, seek to register, or otherwise claim rights in the Territory in any Trademark that is confusingly similar to, misleading or deceptive with respect to, or that materially dilutes, any SteadyMed Trademark, (ii) adopt, use, or attempt to register any Trademarks that are confusingly similar to the SteadyMed Trademarks or use any SteadyMed Trademark in such a way as to create combination marks with such SteadyMed Trademark (including, without limitation, any such combination mark with any Cardiome House Mark or other Cardiome Trademarks); or (iii) knowingly do, cause to be done, or knowingly omit to do any act, the doing, causing or omitting of which endangers, undermines, impairs, destroys or similarly affects, in any material respect, the validity or strength of any SteadyMed Trademark (including any registration or pending registration application relating thereto) or the value of the goodwill pertaining to any SteadyMed Trademark.  All rights to use the SteadyMed Trademarks granted hereunder shall automatically terminate upon the expiration or termination of this Agreement.

(c)                                  Registration.  SteadyMed shall have the sole right, but not the obligation, to apply for registration of, register and renew any registration of the SteadyMed Trademarks, at SteadyMed’s sole expense.

(d)                                 Infringement.  Cardiome shall promptly inform SteadyMed of any infringement of, or challenge to, any SteadyMed Trademark in the Territory, in each case whether actual or threatened, which comes to the attention of Cardiome.  SteadyMed shall have the exclusive right (in its sole discretion) to take (or not take, as applicable) action in respect of the defense or infringement of the SteadyMed Trademarks, at SteadyMed’s sole expense, and, at SteadyMed’s request and expense, Cardiome shall provide reasonable assistance and cooperation in connection therewith.

ARTICLE 12                                                                                            REPRESENTATIONS AND WARRANTIES; DISCLAIMER; LIMITATION OF LIABILITY

12.1                        Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that, as of the Effective Date:

(i)                                     such Party is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)                                 it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder;

(c)                                  this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not violate, conflict with, or constitute a default under, its charter or similar organization document, its by-laws or partnership agreement, or the terms or provisions of any material agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(d)                                 neither such Party nor any of its Affiliates is debarred under Applicable Laws in the US, including 21 U.S.C. §335a, or any comparable Applicable Laws outside of the U.S.; and

(e)                                  Representations and Warranties.  With respect to their performance under this Agreement, each Party hereby represents, warrants, covenants and certifies the following

(i)                                     None of each Party or their respective Representatives has caused nor shall cause the other Party or its Affiliates to be in violation of the Anti-Corruption Laws or the U.S. Travel Act.

(ii)                                  Additional Provisions:

(1)                                 Each Party and its Representatives shall not with a corrupt intent directly or indirectly offer, promise, authorize, pay, or give any money, favor, advantage, bribe, kickback, or anything else of value to an Official (as defined below) or to any other individual or entity for purposes of obtaining, retaining, or directing business or any other improper advantage;

(2)                                 Each Party understands that “Official” means (i) a director, officer, employee, agent or representative of any government, military, or state-owned or affiliated entity or organization; (ii) any department, agency, corporate entity, instrumentality or political subdivision of any government or military; (iii) any person or commercial entity acting in an official capacity for or on behalf of any government or military; (iv) any candidate for political office, any political party or any official of a political party; or (v) any officer, employee, agent or representative of any public international organization such as the United Nations or the World Bank; and

(3)                                 Neither Cardiome nor, to Cardiome’s knowledge, any of its affiliates or representatives or its and their respective equity shareholders, officers, directors, employees, representatives, members, partners or managers or, to Cardiome’s knowledge, any immediate family member of the foregoing persons (collectively, “Interested Persons”) is an Official or a potential customer of SteadyMed in the Territory.   Cardiome shall notify SteadyMed promptly if (i) an Interested Person becomes a Foreign Official or (ii) a Foreign Official becomes an Interested Person or acquires a personal interest in the income of Cardiome.

(4)                                 Nothing within this Section 12.1(e) should be construed or understood to expand the reach of the Anti-Corruption Laws or the U.S Travel Act.

(f)                                   Both Parties agree to vet and approve any new third party broker, agent, sub representative or other contractor who interacts with Officials in the performance of services under this Agreement, and to periodically update the JSC with respect to the same.

(g)                                  Each Party shall respond to the other Party’s requests for information, to the extent reasonable and related to each Party’s efforts to ensure compliance with the Anti-Corruption Laws and any other applicable law.

(h)                                 Each Party shall cooperate and shall cause Representative Persons to maintain receipts, material documents, and books and records (collectively “Records”) that reflect completely and in reasonable detail its transactions and other expenses related to the performance of services under this Agreement.  Each Party may in its sole discretion audit such books and records if other Party reasonably suspects that a material issue or a violation has or will occur with respect to the Anti-Corruption Laws,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Export Control Laws, or any other law or regulation applicable to either or both Parties.  Each Party shall provide the other Party and its Representatives reasonable access to Records for up to [*] after the expiration or termination of this Agreement.  Each Party may also reasonably suspend all payments owed to the other Party  pursuant to this Agreement until such time that the first Party has reasonably determined that such payment will not cause a material violation of the Anti-Corruption Laws, Export Control Laws, or any other applicable law or regulation.

(i)                                     Each Party shall immediately notify the other Party if the Party has any information or suspicion that there may be a violation of the Anti-Corruption Laws or any other applicable law in connection with this Agreement.

(j)                                    Each Party shall reasonably cooperate with the other Party in regard to any matter, dispute or controversy related to this Agreement and in which each Party may become involved and of which the other Party may have knowledge.  Such obligation shall continue after the expiration or termination of this Agreement.

(k)                                 During the term of this Agreement, each Party shall, upon the other Party’s reasonable request, certify in writing from time to time its compliance with the representations and warranties contained in this Section 9.1.

(l)                                     Each Party shall maintain and shall reasonably cause its Representatives to comply with policies and procedures which are (i) substantially consistent with the foregoing representations, warranties, covenants and certifications and (ii) in compliance with all anti-corruption laws and regulations applicable to each Party and their respective Representatives.

(m)                             Termination for Non-Compliance.  A violation of the foregoing representations, warranties, covenants or certifications by either Party or their respective Representatives set forth in this Section 12.1 shall constitute a material breach of this Agreement. However, notwithstanding anything else in this Agreement to the contrary, once a senior officer of either Party receives notices of any violation of this Section 12.1, such Party may cure the breach by

(i)                                     the Party will immediately cease the action that gives rise to the breach until the matter is resolved favorably;

(ii)                                  investigate the activities and nature of the breach, and determine immediate and/or near term corrective action(s); and

(iii)                               assess the need for self-reporting, and if self-reporting is necessary,  cooperate with the agency responsible for overseeing the breach during any investigation and with any subsequent fines or remediation imposed by said agency.

12.2                        Mutual Covenants.  In addition to any covenants made by either Party elsewhere in this Agreement, each Party hereby covenants to the other Party that:

(a)                                 neither such Party nor any of its Affiliates will employ or use the services of any Person who is debarred under Applicable Laws in the U.S., including 21 U.S.C. §335a, or any comparable Applicable Laws outside of the U.S., in connection with the matters that are the subject of this Agreement or the performance of its obligations hereunder; and in the event that such Party becomes aware of the debarment or threatened debarment of any Person providing services to such Party or any of its Affiliates in connection with the matters that are the subject of this Agreement or the performance of its obligations hereunder, such Party will immediately notify the other Party in writing and will cease, or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

cause its Affiliate to cease (as applicable), employing, contracting with, or retaining, any such Person to perform any activity contemplated by this Agreement; and

(b)                                 such Party will not enter into any agreement or other instrument that would conflict with its obligations under this Agreement.

12.3                        Product Warranty.  SteadyMed represents and warrants to Cardiome that all Supplied Items delivered by or on behalf of SteadyMed pursuant to this Agreement: (a) as of the Delivery Date, will conform to the applicable Specifications for such Supplied Items as then in effect; (b) will have been Manufactured in compliance with applicable Manufacturing Standards and SteadyMed’s obligations under the Quality Agreement; and (c) will not be adulterated or misbranded within the meaning of the FFDCA (collectively, the “Product Warranty”); provided, however, that SteadyMed makes no representation or warranty, and the Product Warranty specifically excludes any representation or warranty, with respect to: (i) the conformity of any Product Labels and Inserts provided by Cardiome to SteadyMed or the applicable Contract Manufacturer for use in the Manufacture of a Supplied Item for a particular country of the Territory, to the Approved Labeling for such Supplied Item in such country; (ii) the compliance of any Product Labels and Inserts provided by Cardiome to SteadyMed or the applicable Contract Manufacturer for use in the Manufacture of a Supplied Item for a particular country of the Territory, with Applicable Laws in such country; or (iii) the accuracy of the translation of any Product Labels and Inserts provided by Cardiome to SteadyMed or the applicable Contract Manufacturer for use in the Manufacture of a Supplied Item for a particular country of the Territory, into any language.

12.4                        Representations, Warranties and Covenants by SteadyMed.  SteadyMed hereby represents and warrants to Cardiome that, as of the Effective Date:

(a)                                 the Patents listed in Schedule 1.107 hereto constitute all of the SteadyMed Patents existing as of the Effective Date;

(b)                                 to SteadyMed’s knowledge, the issued patents listed in Schedule 1.107 hereto are valid and enforceable;

(c)                                  the patent applications listed in Schedule 1.107 have been duly filed;

(d)                                 SteadyMed is the sole owner of all right, title and interest in and to the SteadyMed Patents existing on the Effective Date, free of any encumbrances;

(e)                                  SteadyMed (i) has the right to grant the license under SteadyMed Technology that it purports to grant pursuant to Section 2.1, and (ii) has not granted to any Third Party any license or other right with respect to any SteadyMed Technology that conflicts with the license granted pursuant to Section 2.1;

(f)                                   to SteadyMed’s knowledge, the manufacture, use, sale, offer for sale and import of Product and Infusion set in the Field in the Territory do not infringe any issued patent of any Third Party;

(g)                                  SteadyMed is not a party to any legal action, suit or other legal proceeding relating to the SteadyMed Technology, and SteadyMed has not received any written communication from any Third Party threatening such action, suit or proceeding; and

(h)                                 As of the Launch Date, SteadyMed will have the manufacturing infrastructure in place in order to be able to produce Supplied Items.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Representations and Warranties by Cardiome.  Cardiome hereby represents and warrants to SteadyMed that, as of the Effective Date:

(a)                                 Cardiome has the commercial expertise to market the Product in the Territory and will use Commercially Reasonable Efforts to sell Supplied Items on a FIFO (First-In, First-Out basis);

(b)                                 there is no pending, nor, to the knowledge of Cardiome any threatened investigation or audit by the FDA, EMA, or other governmental entity and/or Agency which is a counterpart of the FDA or EMA into Cardiome that would impact Cardiome’s ability to commercialize the Product in the Territory; and

(c)                                  Cardiome is not currently suspended or excluded from participating, or otherwise ineligible to participate, in any national health insurance program or system or other governmental reimbursement program in any country of the Territory, or in any governmental procurement or non-procurement programs in the Territory, or otherwise excluded from contracting with the government of any country in the Territory.

12.5                        Disclaimer of Warranties.  Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS.”  Except as expressly set forth in this Agreement, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

12.6                        Limitation on Liability.  EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 10, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 12.6 shall not be construed to limit either Party’s indemnification obligations under Article 13.

ARTICLE 13                                                                                                                    INDEMNIFICATION; INSURANCE

13.1                        Indemnification by Cardiome.  Subject to the procedures set forth in Section 13.3, Cardiome shall indemnify SteadyMed, its Affiliates and its and their respective directors, officers, employees, consultants and agents (the “SteadyMed Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees  (collectively, “Losses”), to which any SteadyMed Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Third Party Claim”), to the extent such Losses arise out of or relate to (a) any theory of product liability (including without limitation tort, warranty, or strict liability) that is applicable in the Territory with respect to the death, personal injury, or illness of any person in the Territory, arising from the use, Commercialization, storage, release or handling by or on behalf of Cardiome or any of its Affiliates, Sublicensees or Permitted Subdistributors of any Supplied Item in the Territory; (b) the gross negligence or willful misconduct of any Cardiome Indemnitee (defined below); or (c) the breach by Cardiome of any warranty, representation, covenant or agreement made by Cardiome in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any SteadyMed Indemnitee or the breach by SteadyMed of any warranty, representation, covenant or agreement made by SteadyMed in this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

13.2                        Indemnification by SteadyMed.  Subject to the procedures set forth in Section 13.3, SteadyMed shall indemnify Cardiome, its Affiliates and its and their respective directors, officers, employees, consultants and agents (the “Cardiome Indemnitees”), and defend and save each of them harmless, from and against any and all Losses to which any SteadyMed Indemnitee may become subject as a result of any Third Party Claim, to the extent such Losses arise out of or relate to (a) any theory of product liability (including without limitation tort, warranty, or strict liability) that is applicable in the Territory with respect to the death, personal injury, or illness of any person in the Territory, arising from the Manufacture, storage, release or handling by or on behalf of SteadyMed or any of its Affiliates or Contract Manufacturers of any Supplied Item; (b) the gross negligence or willful misconduct of any SteadyMed Indemnitee; (c) the breach by SteadyMed of any warranty, representation, covenant or agreement made by SteadyMed in this Agreement; or (d) any Third Party Claim that the manufacture, use, sale, offer for sale or import of any Supplied Item in the Field in the Territory in accordance with this Agreement infringes any Third Party’s Patent in the Territory; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Cardiome Indemnitee or the breach by Cardiome of any warranty, representation, covenant or agreement made by Cardiome in this Agreement.

13.3                        Indemnification Procedure.  In the event a Party (the “Indemnified Party”) seeks indemnification under Section 13.1 or Section 13.2, it shall inform the other Party (the “Indemnifying Party”) of a Third Party Claim as soon as reasonably practicable after it receives notice of the Third Party Claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 13.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement unless and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the Third Party Claim (including the right to settle the Third Party Claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party, and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the Third Party Claim.  If the Indemnifying Party does not assume control of such defense within [*] after receiving notice of the Third Party Claim from the Indemnified Party, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs, including reasonable attorney fees, incurred by the Indemnified Party in defending itself within [*] after receipt of any invoice therefor from the Indemnified Party.  The Party not controlling such defense may participate therein at its own expense.  The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.  The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.  The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.

13.4                        Insurance.  Each Party shall at all times maintain insurance policies or self-insurance in such amounts and with such scope of coverage as are normal and customary for companies in the pharmaceutical or biotechnology industry of a size and stage of development similar to that of such Party and engaged in activities comparable to the activities in which such Party engages hereunder.  If requested by the other Party, the insured Party shall furnish a Certificate of Insurance or other reasonable proof of coverage (which may be a certificate or other evidence issued by a Party under a program of self-insurance) evidencing the requisite coverage required under this Section 13.4 during the Term.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 14                                                                                                                    TERM AND TERMINATION

14.1                        Term.  The term of this Agreement (the “Term”) shall begin on the Effective Date and, subject to earlier termination of this Agreement as expressly permitted herein, shall expire on the tenth (10th) anniversary after the Launch Date.

14.2                        Termination.  In addition to any termination right expressly granted to a Party elsewhere in this Agreement, this Agreement may be terminated by a Party prior to its expiration as follows:

(a)                                 Major Safety Issue.  Either Party may terminate this Agreement upon written notice to the other Party with immediate effect in the event that: (i) the Parties determine that the continued Commercialization of the Product in the Territory poses an unacceptable medical risk to patients; or (ii) the EMA or any other Regulatory Authority in the Territory requires Cardiome to cease Commercializing the Product in the Territory.

(b)                                 Debarment.  By either Party if the other Party is debarred or disqualified by any Regulatory Authority in the Territory, or, is determined by a court or other Governmental Agency in the Territory (whether or not such determination is appealable.

(c)                                  Termination for Insolvency.  Either Party may terminate this Agreement upon written notice to the other Party with immediate effect in the event that the other Party shall file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the other Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [*] after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation.

(d)                                 Termination for Material Breach.

(i)                                     This Agreement may be terminated by a Party upon written notice to the other Party if the other Party is in material breach of this Agreement and has not cured such breach within [*] ([*] with respect to any payment breach under Section 7.1, [*] with respect to any payment breach under Sections 7.2 and 7.3, along with interest as provided for in Section 8.7) after written notice from the terminating Party requesting cure of the breach.  Any such termination shall become effective at the end of such [*] ([*] with respect to any payment breach under Section 7.1, [*] with respect to any payment breach under Sections 7.2 and 7.3, along with any interest as provided for in Section 8.7) period unless the breaching Party has cured any such breach or default prior to the end of such period; provided, however, that any right to terminate this Agreement under this Section  shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Section 15.1(b) with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Section 15.1(b).

(ii)                                  Notwithstanding Section 14.2(b)(i), solely in the event of Cardiome’s material breach of its obligations under Section 6.3 or Section 6.4 in either Europe or Canada (but not both of such Regions), SteadyMed shall have the right to terminate all rights and licenses granted to Cardiome under this Agreement with respect solely to such Region, upon [*] written notice to Cardiome, if Cardiome has not cured such material breach by the end of such [*] period, in which event, from and after the effectiveness of such notice of termination, the Territory shall be deemed to exclude such Region for all purposes under this Agreement, but this Agreement shall otherwise remain in full force and effect

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

in accordance with its terms; provided, however, that any right to terminate under this Section 14.2(b)(ii) shall be stayed and the cure period tolled in the event that, during any cure period, Cardiome shall have initiated dispute resolution in accordance with Section 15.1(b) with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Section 15.1(b).

(e)                                  At-Will Termination by Cardiome.

(i)                                     Termination of Agreement.  Cardiome shall have the right to terminate this Agreement for any reason or for no reason at any time upon [*]prior written notice to SteadyMed.

(ii)                                  Termination as to a Region.  Cardiome shall have the right to terminate all rights and licenses granted to Cardiome under this Agreement with respect solely to a particular Region, or to a country with a particular Region, for any reason or for no reason at any time, upon [*] prior written notice to SteadyMed, in which event, from and after the effectiveness of such notice of termination, the Territory shall be deemed to exclude such Region for all purposes under this Agreement, but this Agreement shall otherwise remain in full force and effect in accordance with its terms.

14.3                        Effect of Expiration or Termination.

(a)                                 Upon the effective date of expiration or termination of this Agreement, the licenses granted by SteadyMed to Cardiome hereunder shall terminate and revert to SteadyMed, and all other rights and obligations of the Parties under this Agreement shall terminate and be of no force or effect, except as expressly set forth below in this Section 14.3 or in Section 14.4.

(b)                                 In the event of any termination of this Agreement by SteadyMed pursuant to Section 14.2(a) to (d), or by Cardiome pursuant to Section 14.2(a) to (e), the following shall apply (in addition to the provisions of Section 14.3(a) and 14.4):

(i)                                     Regulatory and Pricing Approvals.  Cardiome shall, at Steadymed’s cost and written request, promptly: (A) transfer or assign, or cause to be transferred or assigned, to SteadyMed or its designee (or to the extent transfer or assignment is not permitted by Applicable Law, take all reasonable actions to make available to SteadyMed or its designee the full benefits of) all Regulatory Applications, Regulatory Approvals, regulatory dossiers, applications for Pricing Approval, and Pricing Approvals, for Product in the Territory, whether held in the name of Cardiome, its Affiliate or a Sublicensee or Subdistributor; (B) provide to SteadyMed or its designee a complete copy of all of the foregoing documents, as well as copies of all correspondence with Regulatory Authorities or Pricing Authorities pertaining to Products in the Territory; and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this Section 14.3(b)(i) to SteadyMed or its designee.  Notwithstanding the above, if Cardiome cannot complete (A) through (C) as set forth above due to Applicable Law or contracts that prohibit the same, Cardiome will take all reasonable actions to make the above available to SteadyMed or SteadyMed’s designee at SteadyMed’s  cost.

(ii)                                  Transition.  Cardiome shall, at SteadyMed’s cost and written request, cooperate with SteadyMed or its designee to effect a smooth and orderly transition of Commercialization activities with respect to Product and Infusion Set in the Territory.

(iii)                               Inventory.  SteadyMed shall have the right, but not the obligation, to purchase from Cardiome any or all of the usable inventory of any Supplied Item, including

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Non-Commercial Units, in Cardiome’s or its Affiliates’ possession as of the date of termination, at a purchase price equal to the Transfer Price paid by Cardiome for such inventory.  Any packaging, transport, insurance and other costs relating to delivery shall be borne by SteadyMed.  In addition, if SteadyMed does not purchase the inventory, Cardiome may sell off any inventory of Supplied Items in its or its possession as of the termination date during the [*] period beginning on the termination date, at a price no less than existed prior to the termination date, or if applicable, complete performance of any and all bid and tender agreements that had been entered into prior to the termination date.

(iv)                              Promotional Materials.  Cardiome shall, if requested by SteadyMed, deliver to SteadyMed all Promotional Materials in Cardiome’s or its Affiliates’ possession (including electronic files of all Promotional Materials) at Cardiome’s out-of-pocket cost for printing and delivering such materials.

(v)                                 Commercial Agreements.  Cardiome shall promptly provide to SteadyMed a list of all agreements in effect between Cardiome or any of its Affiliates and any Third Party wholesalers, hospitals, large EU/Middle East/Canadian - centric points of sale, retail pharmacies, mail-order pharmacies, group purchasing organizations and other similar organizations, relating to Product in the Territory (“Cardiome Commercial Agreements”), including the identity of and contact information for each such Third Party, the type of agreement, and whether such Cardiome Commercial Agreement relates solely to Product, Infusion Set and/or Supplied Items, or also covers other products of Cardiome and its Affiliates.  Upon SteadyMed’s request, Cardiome shall provide SteadyMed with a true and complete copy of any such Cardiome Commercial Agreement that relates solely to Product, Infusion Set and/or Supplied Items.  At the written request of SteadyMed, Cardiome shall assign, or cause its Affiliate to assign, to SteadyMed or its designee any Cardiome Commercial Agreement that relates solely to Product, Infusion Set and/or Supplied Items, to the extent such Cardiome Commercial Agreement permits such assignment.  Cardiome shall use Commercially Reasonable Efforts to include provisions requiring compliance with the foregoing provision in Cardiome Commercial Agreements.

(c)                                  In the event of any termination of all rights and licenses granted to Cardiome under this Agreement with respect solely to a particular Region, either by SteadyMed pursuant to Section 14.2(b)(ii) or by Cardiome pursuant to Section 14.2(d) (ii), the provisions of Section 14.3(b) shall apply, mutatis mutandis, solely with respect to such Region.

(d)                                 In the event of any termination of this Agreement by Cardiome pursuant to Section 14.2(b) , Cardiome and its Affiliates shall have the right, at Cardiome’s option, to sell off any inventory of Supplied Items in its or their possession as of the termination date during the [*] period beginning on the termination date, or if applicable, complete performance of any and all bid and tender agreements that had been entered into prior to the termination date, subject to the terms and conditions of this Agreement, including, without limitation, payment of royalties in accordance with Section 7.4.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

14.4                        Return of Confidential Information.  Upon termination or expiration of this Agreement, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided, however, that: (a) SteadyMed shall not be obligated to return, delete or destroy any such materials that contain Confidential Information of Cardiome that is necessary or useful for the use, sale, offer for sale, import or Commercialization of Product and Infusion Set in the Territory; and (b) each Party may retain one copy of such materials in its secure archives solely (i) for the purpose of monitoring compliance with its obligations under Article 10 or (ii) as necessary to comply with Applicable Laws, subject to Article 10.

14.5                        Accrued Rights; Survival.

(a)                                 Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration (including any amounts payable by either Party in accordance with the terms hereof with respect to periods prior to such termination or expiration), nor will expiration or termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to any breach of this Agreement.

(b)                                 Articles 10, 12 and 15 of this Agreement shall survive expiration or termination of this Agreement for any reason.

ARTICLE 15                                                                                                                    MISCELLANEOUS

15.1                        Governing Law; Dispute Resolution; Arbitration.

(a)                                 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the New York State (USA), without giving effect to any choice of law provisions thereof with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law.

(b)                                 Dispute Resolution; Arbitration.

(i)                                     Dispute Resolution.  Subject to Section 15.1(c), any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (each, a “Dispute”) will be referred to the Executives for attempted resolution.  In the event such Executives are unable to resolve such Dispute within [*] of such Dispute being referred to them, then, upon the written request of either Party to the other Party, the Dispute shall be subject to arbitration in accordance with Section 15.1(b)(ii), except as expressly set forth in Section 15.1(c).

(ii)                                  Arbitration.

(1)                                 Claims.  Subject to Section 15.1(c) below, any Dispute that is not resolved under Section 15.1(b)(i) within the applicable [*] period shall be resolved by final and binding arbitration administered by the International Centre for Dispute Resolution in accordance with its then-effective International Dispute Resolution Procedures (the “Rules”), except to the extent any such Rule conflicts with the express provisions of this Section 15.1(b)(ii).  (Capitalized terms used but not otherwise defined in this Agreement shall have the meanings provided in the Rules.)  The Arbitration shall be conducted by one neutral arbitrator selected in accordance with the Rules, provided that such individual shall not be a current or former employee or director, or a current stockholder, of either Party or any of their respective Affiliates (or any licensee or sublicensee of the rights granted to such Party under this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Agreement) and shall have at least 15 years of pharmaceutical industry experience.  The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held in San Francisco, California, USA.

(2)                                 Discovery.  Within [*] after selection of the Arbitrator, the Arbitrator shall conduct the Preliminary Conference.  In addressing any of the subjects within the scope of the Preliminary Conference, the Arbitrator shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the Arbitration.  In addition, each Party shall have the right to take up to 40 hours of deposition testimony, including expert deposition testimony.

(3)                                 Hearing; Decision.  The Hearing shall commence within [*] after the selection of the Arbitrator.  The Arbitrator shall require that each Party submit concise written statements of position and shall permit the submission of rebuttal statements, subject to reasonable limitations on the length of such statements to be established by the Arbitrator.  The Hearing shall be no longer than [*] in duration.  The Arbitrator shall also permit the submission of expert reports.  The Arbitrator shall render the Award within [*] after the Arbitrator declares the Hearing closed, and the Award shall include a written statement describing the essential findings and conclusions on which the Award is based, including the calculation of any damages awarded.  The Arbitrator will, in rendering his or her decision, apply the substantive law of the State of New York, USA, excluding its conflicts of laws principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law.  The Arbitrator’s authority to award special, incidental, consequential or punitive damages shall be subject to the limitation set forth in Section 12.6.  The Award rendered by the Arbitrator shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.

(4)                                 Costs.  Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, that the Arbitrator shall be authorized, but not required, to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrator.

(c)                                  Court Actions.  Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding.  In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents, Trademarks, Copyrights or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 15.1(b)(ii).

15.2                        Force Majeure.  Except with respect to either Party’s payment obligations under this Agreement, no liability shall result from delay in performance or non-performance, in whole or in part, by either of the Parties to the extent that such delay or non-performance is caused by an event of Force Majeure.  “Force Majeure” means an event that is beyond a non- performing Party’s reasonable control, including an act of God, act of the other Party, strike, lock-out or other industrial/labor dispute, war, acts of war (whether war to be declared or not) riot, civil commotion, terrorist act, malicious damage, epidemic, quarantine, fire, flood, storm, natural disaster or compliance with any law or government order, rule, regulation or direction, whether or not it is later held to be invalid.  The non-performing Party shall promptly after the occurrence of the Force Majeure event give written notice to the other Party stating the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

nature of the Force Majeure event, its anticipated duration and any action being taken to avoid or minimize its effect.  Any suspension of performance shall be of no greater scope and of no longer duration than is reasonably required and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform; provided, however, if the suspension of performance continues for [*] after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such event of Force Majeure, the Parties shall meet and discuss in good faith any amendments to this Agreement to permit the other Party to exercise its rights under the Agreement.

15.3                        Waiver and Non-Exclusion of Remedies.  A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy, does not constitute a waiver of such provision, right or remedy, or prevent such Party thereafter from enforcing any or all provisions of this Agreement and exercising any or all other rights and remedies.  To be effective any waiver must be in writing.  Except as expressly set forth herein, the rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law.

15.4                        Notices.  Unless otherwise expressly provided for herein, any notice required or permitted to be provided by either Party to the other Party under this Agreement shall be in writing.  Notices shall refer specifically to this Agreement and shall be sent by registered mail, by internationally recognized overnight delivery service, costs prepaid, or by facsimile or electronic mail, to the respective addresses specified below (or to such other address as may be specified by notice to the other Party):

If to Cardiome:	General Counsel Cardiome International Sárl Rue des Alpes 21 Case Postale 1674 1201 Geneva Switzerland Facsimile No.: [*] E-mail address:

With a copy to:	General Counsel Cardiome Pharma Corp. 1441 Creekside Drive, 6th Floor Vancouver, BC V6J 4S7 Canada Facsimile No.: [*] E-mail address: [*]

If to SteadyMed:	SteadyMed Ltd. c/o Therapeutics Inc. 2603 Camino Ramon Suite 250 San Ramon, CA 94583 E-mail: [*]

Any notice delivered electronically or by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter.  The effective date of any notice shall be the date of the addressee’s receipt, if received by 5:00 p.m. local time on a business day or, if not, the first business day after receipt.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

15.5                        Entire Agreement.  This Agreement (including the Schedules attached hereto, which are incorporated herein by this reference) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, with respect to the subject matter hereof, including the Confidentiality Agreement.  Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set forth herein.  No amendment, modification, release or discharge of this Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

15.6                        Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and all of its rights and obligations hereunder without the other Party’s consent:

(a)                                 in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party (“Third Party Acquirer”), whether by merger, sale of stock, sale of assets or otherwise (each, a “Sale Transaction”), provided that in the event of a Sale Transaction (whether this Agreement is actually assigned or is assumed by the Third Party Acquirer or the surviving corporation resulting from such Sale Transaction by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the Third Party Acquirer that existed prior to the Sale Transaction shall not be included in the technology licensed hereunder or otherwise subject to this Agreement; or

(b)                                 to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section.  Any assignment not in accordance with this Section shall be void.

15.7                        Counterparts.  This Agreement may be executed by original, facsimile, or electronic signature (e.g., in a PDF format) and in several counterparts, all of which shall be deemed to be originals, and all of which shall constitute one and the same Agreement.

15.8                        Severability; Blue Pencil.  To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect.  If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement.  To the fullest extent permitted by Applicable Law and if the rights or obligations of either Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect and the Parties will use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

15.9                        Expenses.  Each of the Parties shall pay the fees and expenses of its counsel and other experts and all other expenses incident to its negotiation, preparation, execution, and delivery of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

15.10                 Further Assurances.  Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

15.11                 Headings.  The section headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.

15.12                 English Language.  All information, documents, materials, data, notices and other written communications provided by one Party to the other Party shall be in the English language.

15.13                 No Joint Venture.  Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or, except as otherwise expressly provided herein, as granting to either Party the authority to bind or contract any obligation in the name of or on the account of the other Party, or to make any statements, representations, guarantees or warranties on behalf of the other Party.  All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.  The Parties agree that the rights and obligations under this Agreement are not intended to constitute a partnership or similar arrangement that will require separate reporting for tax purposes consistent with the intent reflected in the foregoing sentence and agree that they shall not file any reports, documents or other item relating to taxes or state or acknowledge to any tax authority that such relationship is a partnership or similar arrangement unless required by Applicable Law.

15.14                 No Third Party Beneficiaries.  The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other Persons.

[The remainder of this page was left intentionally blank]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date above.

SteadyMed Ltd.	Cardiome Pharma Corp.

/s/ Jonathan M.N. Rigby	/s/ William Hunter

Signature	Signature
Name: Jonathan M.N. Rigby	Name: William Hunter
Title: President and CEO	Title: CEO

/s/ Jennifer Archibald
Signature
Name: Jennifer Archibald
Title: CFO

Correvio International Sárl

/s/ David D. McMasters
Signature
Name: David D. McMasters
Title: Director

/s/ Jennifer Archibald
Signature
Name: Jennifer Archibald
Title: Director

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 1.6(a)

Cardiome Anti-Corruption Policy

CARDIOME PHARMA CORP.

CORREVIO INTERNATIONAL Sàrl

CODE OF BUSINESS CONDUCT AND ETHICS

A.                                   Scope.

This Code of Business Conduct and Ethics (also referred to as the “Code”) applies to all directors, officers and employees of Cardiome Pharma Corp., as well as to all directors, officers and employees of each of its subsidiaries. Cardiome Pharma Corp. and its subsidiaries are referred to herein collectively as “Cardiome”.

Cardiome’s business partners, such as agents, distributors, consultants, representatives, attorneys, independent contractors, external temporary workers and suppliers/manufacturers (together, the “other representatives”) are expected to observe the applicable standards of conduct described herein when conducting business with or for Cardiome. No director, officer or employee may indirectly, through agents, do anything the director, officer or employee is prohibited from doing under Cardiome’s policies, including without limitation, this Code of Conduct. This Code will apply in all cases except where certain provisions may be contrary to local laws and regulations.

In this Code, “you” means all Cardiome employees, directors, officers and, where applicable, other representatives of Cardiome and “our” refers to Cardiome.

B.                                   Purpose.

Cardiome is proud of the values with which it conducts business. It has and will continue to uphold the highest levels of business ethics and personal integrity in all types of transactions and interactions across all countries and regions where Cardiome operates. To this end, this Code serves to (1) emphasize Cardiome’s commitment to ethics and compliance with the law; (2) set forth basic standards of ethical and legal behavior; (3) provide reporting mechanisms for known or suspected ethical or legal violations; and (4) help prevent and detect wrongdoing. Business integrity is a key standard for the selection and retention of those who represent Cardiome. Before retaining any significant business partner, you should carefully consider their business integrity and inform them of our ethical expectations.

In order to ensure that this Code is working effectively, questions or concerns about this Code are encouraged and will be treated seriously and respectfully. This Code provides fundamental guidance with respect to expected standards for ethical conduct, but cannot describe all situations that you might face. Accordingly, an important feature of this Code are the Compliance Procedures (Section C below) for seeking further guidance if you have questions, and for communicating concerns that you might have regarding compliance with this Code, that everyone is encouraged to use. In any ambiguous situation, you should seek advice from the head of your department to ensure that all actions taken on behalf of Cardiome honor this commitment.

Several of the provisions of the Code may be reflected in your agreement(s) with Cardiome. A violation of the law, your contract with Cardiome or this Code is a serious matter that will result in appropriate disciplinary action, including termination of your contract for cause. In addition, violation of any applicable laws, rules and regulations may subject you, as well as Cardiome, to civil and/or criminal charges.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

C.                                   Compliance Procedures.

All employees, directors, officers and other representatives of Cardiome must work together to ensure prompt and consistent action against violations of this Code. In some situations, however, it is difficult to know if a violation has occurred. Because every situation that will arise cannot be anticipated, it is important that there is a way to approach a new question or problem. These are the steps to keep in mind:

•                                         Ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

•                                         Make sure you have all the facts. In order to reach the right solutions, you must be as informed as possible.

•                                         Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? Use your judgment and common sense. If something seems unethical or improper, it probably is.

•                                         Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•                                         Discuss the problem with the head of your department. This is the basic guidance for all situations. In many cases, the head of your department will be more knowledgeable about the questions, and he or she will appreciate being consulted as part of the decision-making process.

•                                         Follow Cardiome’s Whistleblower Policy.

D.                                   Ethical Standards.

1.                                     Honest and Responsible Conduct

Working for a company that develops and commercializes products to improve human health is an extraordinary privilege. It also comes with enormous responsibility. To achieve success, each of you must wholeheartedly embrace the obligations demanded by working in the life sciences industry. You must also maintain strict compliance with the spirit and intent of applicable laws, regulations and industry standards.

Cardiome expects its employees to maintain the highest of personal and professional ethics. This standard of ethics includes values such as honesty, integrity, open communication and trust in all endeavors. As a member of Cardiome, individual credibility is essential. The manner in which you achieve success is often more important than the success itself.

2.                                     Conflicts of Interest.

A conflict of interest exists if your private interest interferes in any way with the interests of Cardiome. A conflict can arise when you take action or have interests that may make it difficult to perform your work for Cardiome objectively and effectively. Conflicts of interest may also arise when you, or members of your family, receive improper personal benefits as a result of your position at Cardiome. You should be sensitive to any activities, interests or relationships that might interfere with, or even appear to interfere with your ability to act in the best interests of Cardiome.

Conflicts of interest may not always be clear-cut. For that reason, you must fully disclose to the head of your department, a senior legal manager, a member of Senior Management or the Compliance Officer all circumstances that could be construed or perceived as a conflict of interest. If you have a question or if

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

you become aware of a conflict or potential conflict, you should bring it to the attention of the head of your department, a senior legal manager, a member of Senior Management, the Compliance Officer or consult Cardiome’s Whistleblower Policy.

•                 Personal Interest in a Transaction with Cardiome

All directors, officers, employees and, as applicable, other representatives of Cardiome will disclose any material transaction or relationship that reasonably could be expected to give rise to such a conflict to the Chair of the Audit Committee of Cardiome Pharma Corp. No action may be taken with respect to such transaction or party unless and until such action has been approved by the Audit Committee.

•                 Offering or Accepting Gifts and Benefits

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with third parties. No gift or entertainment should ever be offered or accepted by you or any family member of yours unless it (1) is consistent with customary business practices, (2) is not excessive in value, (3) cannot be seen by others as a bribe or payoff and (4) does not violate any laws or regulations. The offer or acceptance of cash gifts by you is prohibited. You should discuss with the head of your department, a senior legal manager, a member of Senior Management or the Compliance Officer any gifts or proposed gifts which you think may be inappropriate.

Gifts of nominal value (or gifts in such form and substance where accepting the gift will not influence your judgment of the giver), customary and reasonable meals and entertainment at which the giver is present, such as an occasional business meal and sporting event are generally acceptable, if permitted by applicable law and regulations. If you have a question about the appropriateness of accepting a gift or invitation, consult with the head of your department, a senior legal manager, a member of Senior Management or the Compliance Officer for guidance.

You will not make any payment, or provide a gift or favor to any person in a position of trust, such as a government or corporate official, to induce him or her to violate his or her duty or to obtain favorable treatment in the negotiations or the award of contracts or otherwise.

•                 Other Employment or Engagement

The Cardiome Employment Agreement generally prohibits an employee’s employment or engagement in any capacity in any other business without the prior written permission of Cardiome (the CEO or CFO of Cardiome Pharma Corp. for any non-Senior Management employees, the Board of Directors for any member of Senior Management). This provision broadly addresses potential conflicts of interest and applies notwithstanding the lack of a similar provision in your specific employment agreement. Examples include:

•             Acting as an employee, director or officer of, or a consultant to, a competitor or potential competitor of Cardiome, regardless of the nature of the employment or consulting relationship;

•             Holding a substantial interest (more than 1%) in a business which is a customer, competitor or supplier of Cardiome or which other does business with Cardiome;

•             The purchase of merchandise or services for Cardiome from, or placement of other business with, a company directly or beneficially owned or controlled by an employee, director or officer of Cardiome, his or her spouse, relative, in-law or co-habitant;

•             Serving as a proprietor, general partner, officer or director of any business (except charitable organizations or family businesses that in no way compete with Cardiome or do business with

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Cardiome) without first obtaining the written consent of Cardiome (from the CEO or CFO for non-Senior management employees and from the Board of Directors for any Senior Management employees, officers and directors). Non- employee directors of Cardiome are excluded from this prohibition.

3.                                     Corporate Opportunities.

You owe a duty to Cardiome to advance its legitimate interests when the opportunity to do so arises. You are prohibited from taking for yourself opportunities that are discovered through the use of corporate property, information or position without the written consent of the CEO or CFO for non-Senior Management employees and of the Board of Directors for Senior Management employees, officers and directors of Cardiome. You may not use corporate property, information or position for improper personal gain, and you will not compete with Cardiome directly or indirectly.

4.                                     Fair Dealing.

You are required to act in good faith, with due care, and to engage only in fair and open competition, by treating competitors, suppliers/manufacturers, customers, colleagues and shareholders in an ethical manner. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. You will not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice.

You will not make any payment, directly or indirectly, to a person who has a decision-making role in a contemplated transaction with Cardiome in an attempt to influence such decision.

You will not use illegal means to obtain information on any business matters generally, and more particularly, on those being the object of research, studies or analysis by Cardiome.

Fees that are paid to agents and consultants are to be reasonable and in accordance with sound business practice.

You will not knowingly aid or abet any party to circumvent any laws, evade income taxes or defraud minority interests or creditors. Accordingly, no payment due to a customer, agent or distributor to a third party or to another entity nominated by the customer, agent or distributor, will be made if, after reasonable inquiry, it is possible that such purpose is intended. No payments are to be made to an unidentified bank account.

All contractual agreements of Cardiome will only be entered into by officers, managing directors and other authorized signatories of Cardiome in accordance with the authority given to such signatories by the applicable Board of Directors.

5.                                     Treating All People Equally and with Respect

Cardiome is committed to promoting equal opportunity in all dealings with employees, clients, suppliers/manufacturers and others. Cardiome will conduct its business in a manner that will make it a desirable employer.

6.                                     Insider Trading.

Those of you who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of Cardiome’s

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

business. All non-public information about Cardiome should be considered confidential information. It is illegal to trade in securities of Cardiome while in possession of material, non-public information.

7.                                     Confidentiality.

You must maintain the confidentiality of confidential information entrusted to you, except when disclosure is authorized by an appropriate officer of Cardiome or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors or harmful to Cardiome or its customers if disclosed. It also includes information that suppliers and customers have entrusted to Cardiome. The obligation to preserve confidential information continues even after employment ends.

You will conduct yourself in a manner that protects and safeguards Cardiome’s confidential information. Each of you signs a confidentiality agreement or an employment agreement containing confidentiality undertakings and is required to strictly abide by such terms.

If you believe it is necessary to disclose confidential information to a third party in order for the third party to provide a valuable service to Cardiome, you will first seek the guidance of the senior legal managers or the Compliance Officer prior to disclosure of any confidential information.

Confidential information of a third party that has been communicated to Cardiome must be protected and is not to be used or disclosed except in accordance with the terms under which it was provided to Cardiome. Any employee who has access to information of a third party that has been provided pursuant to a confidentiality agreement between the third party and Cardiome must be familiar with the terms of that agreement and act in accordance with such terms.

8.                                     Protection and Proper Use of Cardiome Assets.

Cardiome’s intellectual property (including: trade secrets, patents, trademarks and copyrights) is one of its most important business assets and each of you, pursuant to your employment agreement or confidentiality agreement, is under an obligation to Cardiome to safeguard intellectual property as confidential information that is proprietary to Cardiome. Any ideas, inventions, or documentation that a Cardiome employee generates is the intellectual property of Cardiome. This intellectual property must be disclosed to Cardiome and must be kept strictly confidential. Unless you have consent from the senior legal managers or the Compliance Officer, such information cannot be disclosed to a third party at any time including after termination of your employment.

Other Cardiome Assets — Each of us is personally responsible for protecting and appropriately using Cardiome’s property that is entrusted to us. In addition to confidential or proprietary information and intellectual property, Cardiome’s assets include physical assets such as equipment and facilities, as well as its information and communications systems, computer and telephonic equipment and supplies.

You should endeavor to protect Cardiome’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on Cardiome’s profitability. Any suspected incident of fraud or theft should be immediately reported to your supervisor, manager or other appropriate personnel for investigation. Cardiome’s equipment should not be used for non-Cardiome business, though incidental personal use is permitted.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.                                     Compliance with Laws, Rules and Regulations.

Obeying the law, both in letter and in spirit, is the foundation on which Cardiome’s ethical standards are built. In conducting the business of Cardiome, you will strictly comply with applicable laws, rules, regulations, ordinances and directives in which Cardiome does business. Although not all of us are expected to know the details of these laws, it is important to know enough about the applicable laws to determine when to seek advice from a senior legal manager, the head of your department, a member of Senior Management or the Compliance Officer. Applicable laws include but are not limited to:

•                 Health and safety laws including the workplace;

•                 Human rights laws including harassment and job discrimination;

•                 Employment laws including payment of minimum wage, overtime requirements, child labor and general working conditions;

•                 Immigration related laws concerning the hiring of legally documented workers;

•                 Laws concerning the proper maintenance of books, records and internal controls;

•                 Laws, regulations, and accepted industry practices concerning drug development and commercialization;

•                 Laws and regulations dealing with corruption, bribery and dealings with foreign officials and governmental agencies including, without limitation, Canada’s Corruption of Foreign Public Officials Act, the U.K. Anti-Bribery Act, the EU Anti-Corruption legislation and the U.S. Foreign Corrupt Practices Act;

•                 Laws, regulations and economic trade sanctions applicable to the sale, export, re-export and import of the Cardiome’s products directly or through a third-party distributor;

•                 Privacy laws;

•                 Environmental laws;

•                 Laws prohibiting misappropriation, unauthorized use, reproduction or distribution of any third party’s trade secrets, copyrighted information or confidential proprietary information;

•                 Antitrust and other laws prohibiting unfair competition or restraint of trade;

•                 Any other applicable law or regulation.

This Code of Conduct does not enumerate all laws, rules, regulations, ordinances and directives application to Cardiome or its business. You should consult the head of your department, a member of Senior Management, a senior legal manager or the Compliance Officer if you have questions on specific laws, rules, regulations, ordinances and directives that you think may be applicable to your work or responsibilities.

10.                              Effective Financial Controls and Accurate Records.

You must record all assets and liabilities in accordance with accepted accounting standards. No undisclosed or unrecorded fund or asset will be established or maintained for any purpose.

No false or artificial entry, or entry that obscures the purposes of the underlying transaction, will be made in Cardiome’s books or records for any reason.

You must not conceal any information from Cardiome’s independent auditors. It is a breach of this Code and the law for you to attempt to influence, such as through bribery or otherwise, the conduct of the external audit or the determination or judgment of Cardiome’s auditors.

The Chief Executive Officer and each senior financial officer will promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal control over financial reporting that could adversely affect Cardiome’s

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Cardiome’s financial reporting, disclosures or internal control over financial reporting.

E.                                   Responsibility for Code of Ethics Compliance.

This Code applies to all employees, officers and directors of Cardiome, and, to the extent applicable, all other representatives of Cardiome. All officers, senior financial managers, senior human resources managers and senior legal managers are expected to conduct themselves in a manner that fosters compliance with this Code and to that end each is required to abide by additional undertakings to Cardiome that he or she will exhibit role model behavior in respect of this Code.

Cardiome encourages each of you to report any situation or conduct that you believe is contrary to this Code or constitutes a violation of any law.

Each head of department, member of Senior Management or senior legal managers who is made aware of any behavior that might constitute a breach of this Code, is required to report such behavior to the Compliance Officer, who must respond appropriately to any such report that is received.

Cardiome will not tolerate any retaliation or reprisal against anyone who in good faith reports a potential breach of this Code or raises a concern with respect to whether certain conduct constitutes a breach. “In good faith” means a report that is made honestly, whether or not the person has all of the facts or is certain a breach has occurred; a report that is knowingly false would not be in good faith.

Cardiome will take disciplinary action, up to and including termination, in respect of breaches of this Code. The type of disciplinary action will be dependent on the nature of the breach, and will be subject to and in accordance with applicable employment law

Cardiome acknowledges that from time to time extenuating circumstances may arise where a policy cannot be fully adhered to in a particular instance. Not every instance in which a policy is overridden or an exception to policy is taken will constitute a breach of this Code. However, any decision to depart from this Code may only be made by Cardiome’s Board of Directors or its Audit Committee prior to any such departure and will be promptly disclosed as required by law or stock exchange regulation.

F.                                    How to Raise a Concern With Respect to this Code.

The Board of Directors and the Audit Committee are responsible for administering Cardiome’s Whistleblower Policy for anyone who reports a complaint or concern regarding any suspected misconduct, illegal activities or fraud, including questionable accounting, internal accounting controls and auditing matters, or other violations of laws or this Code. Please consult Cardiome’s Whistleblower Policy for a complete description of the steps that you should follow.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 1.6(b)

SteadyMed Anti-Corruption Policy

CODE OF BUSINESS CONDUCT
Adopted by the Board of Directors on December 15, 2014

Our Mission and Core Values

We are a specialty pharmaceutical company focused o the development and commercialization of therapeutic product candidates that address the limitations of market-leading products in certain orphan and other well-defined, high-margin specialty markets.  We operate on the basis of responsiveness, openness, honesty, respect and trust with our customers, business partners, employees and shareholders.  Our employees are encouraged to embrace a fierce work ethic and use intelligent creativity and attention to detail in order to execute on our strategic goals.

Policy Overview

This Code of Business Conduct is based on our commitment to our mission and core values.  This code is intended to deter wrongdoing as well as the appearance of wrongdoing.

This code is designed to ensure:

•                  We operate our business ethically and with integrity;

•                  We avoid actual or apparent conflicts of interest;

•                  We comply with all laws, including full, fair, accurate, timely and understandable disclosure in reports and documents we file with the U.S. Securities and Exchange Commission (the “SEC”) and in our other public communications; and

•                  the prompt internal reporting of suspected violations of this code.

To whom does this code apply?

This code applies the directors, executives, employees and independent contractors of SteadyMed Ltd. and its subsidiaries (“SteadyMed”).  In addition to our own compliance, we must ensure that those we manage, and those that we hire to work on our behalf, comply with this code.

Honest and Ethical Conduct

Consistent with our core values, SteadyMed personnel must act and perform their duties ethically, honestly and with integrity.  We tell partners, investors and the public the truth about our company.  We commit to only what we can do and we deliver on our commitments.

Conflicts of Interest

A conflict of interest may exist where the interests or benefits of one person or entity conflict or appear to conflict with the interests or benefits of SteadyMed.  Your decisions and actions related to SteadyMed should be based on the best interests of SteadyMed and not based on personal relationships or benefits,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

either for yourself or for others.  SteadyMed personnel must never use or attempt to use their position with SteadyMed to obtain improper personal benefits.

A conflict of interest may arise in many situations.  Some examples include:

•                  serving as a director, employee or contractor for a company that has a business relationship with SteadyMed or is a competitor of SteadyMed;

•                  having a financial interest in a competitor, supplier or partner of SteadyMed, other than holding direct interest of less than a 1% in the stock of a publicly traded company;

•                  receiving something of material value from a competitor, supplier or partner of SteadyMed beyond entertainment or nominal gifts in the ordinary course of business, such as a meal or logo wear;

•                  being asked to present at a conference where the conference sponsor has a real or potential business relationship with SteadyMed (as a partner or investor, for example), and the sponsor offers travel or accommodation arrangements or other benefits materially in excess of our standard benefits; or

•                  directly or indirectly using for personal gain, rather than for the benefit of SteadyMed, an opportunity that you discovered through your role with SteadyMed.

Evaluating whether a conflict of interest exists can be difficult and may involve a number of considerations.  We encourage you to seek guidance from your manager and the human resources department when you have any questions or doubts.

In the interest of clarifying the definition of “conflict of interest,” if any member of the Board who is also a partner or employee of an entity that is a holder of ordinary shares of SteadyMed, or an employee of an entity that manages such an entity (each, a “Fund”), acquires knowledge of a potential transaction (investment transaction or otherwise) or other matter other than in connection with such individual’s service as a member of the Board (including, if applicable, in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of a Fund) that may be an opportunity of interest for both the company and such Fund (a “Corporate Opportunity”), then, provided that such director has acted reasonably and in good faith with respect to the best interests of the company, such an event shall be deemed not to be a “conflict of interest” under this code.

If you are aware of an actual or potential conflict of interest, or are concerned that a conflict might develop, please discuss with your manager and then obtain approval from our compliance officer, our chief executive officer Jonathan Rigby, before engaging in that activity or accepting something of value.

We will abide by the securities laws that govern conflicts of interest with respect to our officers, directors, office holders and certain shareholders.  As a result we will consider and approve or disapprove: (i) any related person transaction as defined under SEC Regulation S-K Item 404, to the extent required by SEC regulations, and (ii) any related person transaction as defined under and to the extent required by the Israeli Companies Law 5759-1999.  Such related party transactions must be approved by the Audit Committee, the Board and/or the company’s shareholders as required by applicable laws and regulations, and provided such approval is obtained in advance and such transactions are publicly disclosed, such approval shall not be deemed a waiver of this code.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Compliance

SteadyMed strives to comply with all applicable laws and regulations.  It is your personal responsibility to adhere to the standards and restrictions imposed by those laws and regulations, including those relating to financial and accounting matters.  The same applies to policies we adopt, including this code.  Even if conduct complies with the letter of the law or our policies, we must avoid conduct that will have an adverse impact on the trust and confidence of our customers, partners or investors.

For example, regardless of local practices or actions by competitors, you must never directly or indirectly make a payment (cash or any other items of value) to a foreign official or government employee to obtain or retain business for SteadyMed, or to acquire any improper advantage.  You must fully comply with all anti-corruption laws of the countries in which we do business, including the U.S. Foreign Corrupt Practices Act, which applies globally.

Accurate Financial and Accounting Disclosures

Our principal executive officer, principal financial officer and people who perform similar functions are our “senior financial officers” and are responsible for ensuring that disclosures in our periodic reports and other public communications are full, fair, accurate, timely and understandable.

Managing Compliance

Accountability

This code is a statement of certain fundamental principles, policies and procedures that govern SteadyMed personnel in the conduct of our business.  Reported violations of this code will be investigated and appropriate action taken.  Any violation of this code, including fraudulent reports, may result in disciplinary action.  That disciplinary action may include termination of employment and legal proceedings if warranted.

Reporting

If you have a concern regarding conduct that you believe to be a violation of a law, regulation or SteadyMed policy, or you are aware of questionable legal, financial or accounting matters, or simply are unsure whether a situation violates any applicable law, regulation or SteadyMed policy, please:

•                  discuss the situation with your manager;

•                  if your manager is involved in the situation or you are uncomfortable speaking with your manager, contact our compliance officer; or

•                  if you don’t believe your concern is being adequately addressed, or you are not comfortable speaking with one of the above-noted contacts, or you believe you are the subject of retaliation for good-faith reporting of a concern, please report your concern via our hotline online at www.steadymed.com or by phone at 1-925-272-4999, through which you may choose to identify yourself or remain anonymous.  Our compliance officer, an audit or corporate governance committee member or others, as appropriate, will review concerns submitted through the hotline.

We expect our employees to do their best to comply with this code.  If you have knowledge of a potential violation and fail to report it via the process set forth above, you too may be subject to disciplinary action under this code.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

No Retaliation.

SteadyMed will not retaliate against any individual for filing a good-faith concern regarding non-compliance with this code.  SteadyMed will not retaliate against any individual participating in the investigation of any such complaint either.  Finally, SteadyMed will not permit any such retaliation by any manager or executive officer, or by any company with which we contract.

Waivers of this Code

Any amendment or waiver of any provision of this Code of Conduct must be approved in writing by the Board or, if appropriate, its delegate(s) and promptly disclosed pursuant to applicable laws and regulations.  Any waiver or modification of the code for a senior financial officer will be promptly disclosed to shareholders if and as required by applicable law or the rules of any stock exchange on which any of SteadyMed’s capital shares are listed.

Amendments

We are committed to continuously reviewing and updating our policies.  We therefore may amend this code at any time and for any reason.  We welcome your comments about this code as well.  Contact your manager or our compliance officer with any such comments.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 1.34

Europe

Albania	Germany	Norway
Andorra	Greece	Poland
Armenia	Hungary	Portugal
Austria	Iceland	Romania
Azerbaijan	Ireland	Russia
Belarus	Italy	San Marino
Belgium	Kazakhstan	Serbia
Bosnia and Herzegovina	Latvia	Slovakia
Bulgaria	Liechtenstein	Slovenia
Croatia	Lithuania	Spain
Cyprus	Luxembourg	Sweden
Czech Republic	Republic of Macedonia	Switzerland
Denmark	Malta	Turkey
Estonia	Moldova	Ukraine
Finland	Monaco	United Kingdom
France	Montenegro	Vatican City
Georgia	Netherlands

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 1.107

SteadyMed Patents as of the Effective Date

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 10.5

Form of Joint Press Release

FOR IMMEDIATE RELEASE

STEADYMED AND CARDIOME ENTER INTO A LICENSE AGREEMENT FOR THE COMMERCIALIZATION RIGHTS TO TREVYENT® OUTSIDE THE U.S.

SAN RAMON, Calif. and VANCOUVER, Canada., June 25, 2015 — SteadyMed Ltd. (Nasdaq: STDY), a specialty pharmaceutical company focused on the development of drug products to treat orphan and high value diseases with unmet parenteral delivery needs, and Cardiome Pharma Corp. (Nasdaq: CRME, TSX: COM) today announced an exclusive license and supply agreement for Cardiome to commercialize Trevyent® in certain regions outside the U.S. if Trevyent is approved for the treatment of pulmonary arterial hypertension, or PAH, in such regions. Under the license agreement, SteadyMed will receive $12.25 million in connection with regulatory and sales milestones, including an upfront payment of $3 million. In addition, Cardiome has agreed to pay to SteadyMed a transfer price on finished goods and a scaling double-digit royalty on future Trevyent sales. The exclusive agreement includes Europe, Canada and the Middle East.

“SteadyMed has been searching for the ideal partner for ex-U.S. commercialization of Trevyent that has a track record of selling parenteral therapeutics to cardiologists, an excellent regulatory infrastructure, a commercial organization with operations in major European markets and a passion to sell — we found this in Cardiome,” said Jonathan M. N. Rigby, President and Chief Executive Officer of SteadyMed. “In addition, Cardiome has an extensive network of specialty pharmaceutical product distributors in many global markets that will be key contributors to the future success of Trevyent, which if approved is an exciting new potential treatment for PAH. We believe this agreement will help to ensure that Trevyent, if approved, will be available to the patients who need a ready to use and easier to administer alternative product to treat this serious and debilitating condition.”

“We believe that Trevyent will complement our current portfolio of cardiovascular products and will broaden our franchise of specialty products into additional treatment centers and physician specialties,” stated William Hunter, M.D., CEO of Cardiome. “We look forward to working with SteadyMed as we jointly prepare for submission of the request for regulatory approvals for Trevyent beginning in 2016.  We are thrilled to have the opportunity to promote this new and exciting product candidate.”

About Pulmonary Arterial Hypertension

Pulmonary arterial hypertension (PAH) is a type of high blood pressure that occurs in the right side of the heart and in the arteries that supply blood to the lungs. PAH worsens over time and is life-threatening because the pressure in a patient’s pulmonary arteries rises to dangerously high levels, putting a strain on the heart. There is no cure for PAH, but several medications are available to treat symptoms such as the market-leading prostacyclin PAH therapy, Remodulin® (treprostinil sodium), which is produced by United Therapeutics Corporation. The annual cost of Remodulin is reported to be between approximately $125,000 and $175,000 per patient and United Therapeutics reported Remodulin revenues of $554 million in 2014.

About SteadyMed

SteadyMed Ltd. is a specialty pharmaceutical company focused on the development of drug products to treat orphan and high value diseases with unmet parenteral delivery needs. The company’s lead drug

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

product candidate is Trevyent, a development stage drug product that combines SteadyMed’s PatchPump technology with treprostinil, a vasodilatory prostacyclin analogue to treat pulmonary arterial hypertension. PatchPump is a proprietary, disposable, parenteral drug administration platform that is prefilled and preprogrammed at the site of manufacture. SteadyMed has offices in San Ramon, California and Rehovot, Israel. For additional information about SteadyMed please visit www.steadymed.com.

About Cardiome Pharma Corp.

Cardiome Pharma Corp. is a specialty pharmaceutical company dedicated to the development and commercialization of cardiovascular therapies that will improve the quality of life and health of patients suffering from heart disease. Cardiome has two marketed, in-hospital, cardiology products, BRINAVESSTM (vernakalant IV), approved in Europe and other territories for the rapid conversion of recent onset atrial fibrillation to sinus rhythm in adults, and AGGRASTAT® (tirofiban HCl) a reversible GP IIb/IIIa inhibitor indicated for use in patients with acute coronary syndrome. Cardiome also commercializes Esmocard® and Esmocard Lyo® (esmolol hydrochloride), a short-acting beta-blocker used to control rapid heart rate in a number of cardiovascular indications, on behalf of their partner AOP Orphan Pharma in select European markets.

Cardiome is traded on the NASDAQ Capital Market (CRME) and the Toronto Stock Exchange (COM). For more information, please visit our web site at www.cardiome.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements concerning the ability of SteadyMed to advance its development-stage product candidates, including Trevyent. Forward-looking statements reflect the company’s current views with respect to certain current and future events and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially. Risks and uncertainties include, but are not limited to, the risk that drug development involves a lengthy and expensive process with uncertain outcome. The risks, uncertainties and assumptions referred to above are discussed in detail in SteadyMed’s reports filed with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q filed on May 14, 2015. SteadyMed does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof except as may be required by law.

Contacts for SteadyMed:

Marylyn Rigby

Director, Investor Relations and Marketing

925-272-4999

mrigby@steadymed.com

Contact for Cardiome:

David Dean

Cardiome Investor Relations

(604) 677-6905 ext. 311 or Toll Free: 1-800-330-9928

ddean@cardiome.com

Robert H. Uhl

Managing Director

Westwicke Partners

858-356-5932

robert.uhl@westwicke.com

###

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.